Exhibit 10.2

AMENDMENT NO. 2

TO

EMPLOYMENT AGREEMENT

AutoWeb, Inc., a Delaware corporation (“Company”), and Jared A. Rowe (“Executive”) have entered into that certain Employment Agreement dated as of April 12, 2018, as later amended on August 26, 2019 (collectively, “Employment Agreement”). This Amendment No. 2 to the Employment Agreement (the “Amendment”) is made and entered into as of July 24, 2022, by and between Company and Executive in contemplation of the execution of a merger agreement, in substantially the form attached hereto as Exhibit A (including all agreements, exhibits, schedules and documents referenced therein or related thereto (the “Merger Agreement”) among AutoWeb, Unity AC 1, LLC, a Delaware limited liability company (“Parent”) and Unity AC 2, Inc., a Delaware corporation (“Purchaser”), and the consummation of the transactions contemplated by the Merger Agreement including the Tender Offer and the Merger as defined therein. Company and Executive are sometimes referred to herein individually as a “Party” and collectively as the “Parties” and Parent is a “Party” hereto for the sole purposes set forth herein.

AGREEMENT

In order to induce Parent and Purchaser to enter into the Merger Agreement and at the request of the Special Committee of the Board of Directors of Company and in consideration of other good and valuable consideration, the Parties hereby agree as follows:

1.	Amendment. Subject to the terms and conditions of this Amendment, the Employment Agreement is hereby amended, modified and settled as follows:

a.

Termination of Employment. Executive’s employment with Company and its affiliates under the Employment Agreement and for all other purposes shall be terminated effective on the second day following the Closing Date (as defined in the Merger Agreement, the “Termination Date”).

b.

Compensation on Termination. In exchange for Executive’s promises and obligations in this Amendment, including Executive’s agreement to provide the consulting services as set forth herein, Executive agrees to accept in full satisfaction of any and all payments otherwise due Executive under the Employment Agreement as a result of his termination of employment, a cash payments in a total amount equal to $1,750,000.00 (the “Compensation Amount”), subject to the terms and conditions of this Amendment. Company shall have the obligation to pay the Compensation Amount to Executive in accordance with this Amendment and Parent agrees to provide Company with funds required to pay the Compensation Amount to Executive hereunder.

c.	Payment of Compensation. Subject to the terms and conditions of this Amendment, the Compensation Amount shall be paid as follows:

i.

 The Compensation Amount shall be paid in the following installments: (1) a lump sum cash payment equal to $500,000 (the “First Payment”), payable on the Payment Date (as defined below); (2) a lump sum cash payment equal to $500,000 (the “Second Payment”), payable on the three (3) month anniversary of the Closing Date; (3) a lump sum cash payment equal to $500,000, payable on the six (6) month anniversary of the Closing Date (the “Third Payment”), and (4) a lump sum cash payment equal to $250,000 payable on March 15, 2023 (the “Fourth Payment”). Any payments of the Compensation Amount shall be subject to all applicable Federal, state and local withholding taxes.

ii.

Notwithstanding any other provisions of this Amendment, (1) no payment of the Compensation Amount shall be made unless the Release Requirements (as defined below) are satisfied as of the Payment Date, and (2) in the event the Release Requirements are satisfied prior to the Payment Date, the First Payment shall be accelerated to the date on which the Release Requirements are satisfied (i.e., the day after the Release Requirements are satisfied) and Company, in its sole and exclusive discretion, may accelerate the payment of any future installment of the Compensation Amount. In no event may Executive elect the payment date of any installment of the Compensation Amount. For the avoidance of doubt, if the Release Requirements are not satisfied as of the Payment Date, no portion of the Compensation Amount will be payable to Executive.

iii.	For purposes of this Amendment, the following capitalized terms shall have the meanings specified:

1.	“Payment Date” means the sixtieth (60th) day following the Termination Date.
2.	“Release Requirements” are satisfied as of any date if, as of such date, Executive has executed the Separation and Release Agreement attached hereto as Exhibit B (the “Release Agreement”), the revocation period set forth in the Release Agreement has expired, and Executive has not revoked the Release Agreement.

iv.	The payments of the Compensation Amount shall not be subject to offset or reduction for any reason whatsoever except as specifically provided herein.

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d.

Consulting. For up to ninety (90) days following the Termination Date (the “Consulting Term”) Executive shall provide such consulting services as Company or Parent may reasonably request on reasonable notice and during normal business hours with respect to the business and affairs of Company, it being understood that (i) such consulting services shall not require more than sixteen (16) hours per month of Executive’s time, (ii) Executive shall not be required to travel in connection with such services, and (iii) such consulting services shall not materially interfere with Executive’s ability to secure and perform a full time position with another employer. Executive shall provide such consulting services without additional cash compensation; provided, however, that, if Executive elects COBRA coverage under Company’s group health plan in which he participated as of his Termination Date, then, for the Consulting Term while the COBRA coverage is in effect, Company will pay or reimburse Executive for the cost of the applicable premium that Executive would otherwise be required to pay to maintain the type and level of COBRA coverage elected. Executive acknowledges and agrees that nothing in this Section 1(d) shall confer upon Executive any right with respect to continuation of consulting services or employment by Company nor shall it interfere in any way with Executive’s right or Company’s right to terminate the provision of consulting services with Executive after the Consulting Term. The Parties acknowledge and agree that Company may terminate the consulting services under this Section 1(d) any time before the expiration of the Consulting Term for any reason or no reason. All consulting services shall cease at the end of the Consulting Term without any action of any Party.

e.	Guarantee. Parent hereby guarantees unconditionally the payment and other obligations of Parent set forth in this Amendment.

2.

Indemnification. Excepting (a) covenants set forth in Sections 5 and 6 of the Release Agreement, (b) Company’s obligation to indemnify Executive in accordance with Company’s Certificate of Incorporation and By-laws in effect on the date hereof, and (c) Company’s obligation to maintain Directors and Officers Insurance in accordance with the Merger Agreement, which shall continue in full force and effect, in all other respects, the rights and obligations of the Parties under the Employment Agreement shall be terminated and superseded by this Amendment effective upon the Effective Date of the Merger.

3.

Conditioned on Merger Agreement. The obligations of the Parties set forth in this Amendment shall become effective if, and only if, the Merger is consummated. If the Merger is not consummated, neither Company nor Parent shall have any obligation to make or cause to be made any of the payments set forth in this Amendment and the respective rights and obligations of Executive and Company under the Employment Agreement shall be unaffected.

4.	General Provisions.
a.

Governing Law. This Amendment and the relationship of the parties hereto shall be construed and enforced in accordance with the law of the State of California without giving effect to such State’s choice of law rules. This Amendment is deemed to be entered into entirely in the State of California.

b.

Enforceability; Severability. If any provision of this Amendment shall be invalid or unenforceable, in whole or in part, such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed exercised from this Amendment, as the case may require, and this Amendment shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

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c.

Successors of Company. The rights and obligations of Company under this Amendment shall inure to the benefit of, and shall be binding upon, the successors and assigns of Company, including any successor company. This Amendment shall be assignable by Company in the event of a merger or similar transaction in which Company is not the surviving entity, or a sale of all or substantially all of Company’s assets.

d.

Arbitration. Executive and Company agree that any controversy or claim arising out of, or related to, this Amendment, or the breach thereof, shall be governed by binding arbitration, under the JAMS Employment Rules, then in effect, which are available at www.jamsadr.com. Executive and Company waive all rights to bring, be a party to, or be an actual or putative class member of, any class or collective action, in any forum (arbitration or otherwise), except that, Executive and Company agree that the parties may bring in arbitration only any representative action under any statute wherein their rights to bring such representative action are deemed not-waivable (such as the Private Attorneys General Act of 2004). This arbitration provision shall be self-amending; meaning if a provision is deemed unlawful, unenforceable, or not consistent with law, that provision and the agreement to arbitrate shall automatically, immediately and retroactively shall be amended, modified, and/or altered to be enforceable and otherwise comport with law. Similarly, if a right to a representative action that is alleged to be not waivable is deemed waivable under law, the parties agree that it is their intent to enforce such a waiver and preclude any representative action in any forum.

e.

 Entire Amendment. All oral or written agreements or representations express or implied, with respect to the subject matter of this Amendment are set forth in this Amendment. This Amendment and the agreements annexed hereto as Exhibit A, contain the entire understanding between the parties hereto and supersedes any prior employment or change-in-control protective agreement between Company or any predecessor and Executive.

f.

Counterparts; Facsimile or PDF Signature. This Amendment may be executed in counterparts, each of which will be deemed an original hereof and all of which together will constitute one and the same instrument. This Amendment may be executed by facsimile, PDF signature, or other electronic means by either Party, and any such signature shall be deemed originals and binding for all purposes hereof, without delivery of an original signature being thereafter required.

g.

Section 409A. All payments and benefits provided hereunder are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and are not intended to be an impermissible substitution of any payments or benefits that may otherwise be provided pursuant to the Employment Agreement or otherwise in the event of Executive’s termination of employment. Notwithstanding any other provision of this Amendment to the contrary, the Amendment shall be interpreted and construed consistent with this intent. Notwithstanding the foregoing, neither Company nor Parent (1) shall be required to assume any increased economic burden in connection therewith, (2) represents or warrants that the provisions of this Amendment will comply with Code Section 409A or any other provision of federal, state, or local law, and (3) shall be liable to Executive for, or have any obligation to indemnify or otherwise protect Executive from, any tax, interest, or penalties Executive may owe as a result of the payments pursuant to this Amendment. Each installment payable hereunder is treated as a separate payment for purposes of Code Section 409A.

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THE PARTIES ACKNOWLEDGE THAT COMPANY HAS ADVISED EXECUTIVE TO OBTAIN INDEPENDENT LEGAL COUNSEL OF EXECUTIVE’S CHOOSING TO ADVISE EXECUTIVE REGARDING THIS AMENDMENT AND ATTACHED EXHIBITS, AND THEIR TERMS AND CONDITIONS. EXECUTIVE HAS HAD A REASONABLE OPPORTUNITY TO SEEK THAT ADVICE AND HAS IN FACT OBTAINED SUCH ADVICE FROM INDEPENDENT LEGAL COUNSEL SELECTED BY EXECUTIVE. EXECUTIVE ACKNOWLEDGES THAT THE TERMS OF THIS AMENDMENT ARE FAIR AND REASONABLE TO EXECUTIVE. BY EXECUTING THIS AMENDMENT, EXECUTIVE IS CONSENTING TO THE TERMS OF THIS AMENDMENT.

[Remainder of page intentionally left blank; Signature page follows.]

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

EXECUTIVE

/s/ Jared Rowe
Jared Rowe

[Signature Page to Amendment No. 2 to  Employment Agreement]

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AUTOWEB, INC.

By:	/s/ Glenn E. Fuller
Name: Glenn Fuller
Title: Chief Legal Officer

[Signature Page to Amendment No. 2 to  Employment Agreement]

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UNITY AC 1, LLC

By:	/s/ Payam Zamani
Name: Payam Zamani
Title: President & CEO

[Signature Page to Amendment No. 2 to  Employment Agreement]

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EXHIBIT A

FORM OF MERGER AGREEMENT

See attached.

AGREEMENT AND PLAN OF MERGER

among:

Unity AC 1, LLC,

a Delaware limited liability company

Unity AC 2, Inc.,

a Delaware corporation; and

AutoWeb, Inc.,

a Delaware corporation

Dated as of July 24, 2022

i

2.15	Tax Matters	24
2.16	Employee and Labor Matters; Benefit Plans	26
2.17	Environmental Matters	28
2.18	Insurance	29
2.19	Transactions with Affiliates	29
2.20	Legal Proceedings; Orders	29
2.21	Government Contracts	30
2.22	Authority; Binding Nature of Agreement	30
2.23	Inapplicability of Section 203 of the DGCL	30
2.24	No Vote Required	31
2.25	Non-Contravention; Consents	31
2.26	Opinion of Financial Advisor	32
2.27	Financial Advisor	32
2.28	Disclosure	32
2.29	NOL Plan	32
2.30	Acknowledgement by the Company	33
Section 3	Representations and Warranties of Parent and Purchaser	33
3.1	Due Organization; Etc	33
3.2	Authority; Binding Nature of Agreement	33
3.3	Ownership of Company Capital Stock	34
3.4	Litigation	34
3.5	Available Funds	34
3.6	Non-Contravention; Consents	35
3.7	Disclosure	35
3.8	Acknowledgement by Parent	36
3.9	Purchaser	36
3.10	Brokers	36
3.11	Limited Guarantee	36
Section 4	Certain Covenants of the Parties Regarding Operations During the Pre-Closing Period	37
4.1	Access and Investigation	37
4.2	Operation of the Business of the Target Companies	37
4.3	Conduct of Business by the Parent and the Purchaser Pending the Merger	42

4.4	No Solicitation	42
4.5	Tax Matters	44
4.6	Financing	44
Section 5	Additional Covenants of the Parties	45
5.1	Company Recommendation	45
5.2	Treatment of Company Equity Awards	47
5.3	Employee Benefits	47
5.4	Indemnification of Officers and Directors	49
5.5	Regulatory Approvals and Related Matters	50
5.6	Disclosure	51
5.7	Resignation of Officers and Directors	51
5.8	Section 16 Matters	51
5.9	Obligations of Purchaser	51
5.10	Certain Litigation	52
5.11	Stock Exchange Delisting; Deregistration	52
5.12	State Takeover Laws	52
5.13	NOL Plan; Stockholder Arrangements	53
Section 6	Conditions Precedent to Obligations of Each Party to Consummate the Merger	53
6.1	Completion of the Offer	53
6.2	No Restraints	53
6.3	FIRPTA Certificate	53
Section 7	Termination	54
7.1	Termination	54
7.2	Effect of Termination	56
7.3	Expenses; Termination Fee; Reverse Termination Fee	56
Section 8	Miscellaneous Provisions	58
8.1	Amendment	58
8.2	Waiver	58
8.3	No Survival of Representations and Warranties	58
8.4	Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery	59
8.5	Applicable Law; Jurisdiction; Specific Performance; Remedies	59

8.6	Disclosure Schedules	60
8.7	Assignability; No Third Party Rights	60
8.8	Notices	60
8.9	Severability	61
8.10	Construction	61

Exhibit A         —         Certain Definitions

Exhibit B         —         Form of Certificate of Incorporation of Surviving Corporation

Exhibit C         —         Form of Bylaws of Surviving Corporation

Exhibit D         —         Offer Conditions

Exhibit E         —         Tax Statement and Notification

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of July 24, 2022, by and among UNITY AC 1, LLC, a Delaware limited liability company (“Parent”); UNITY AC 2, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”); and AUTOWEB, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.    Parent has agreed to cause Purchaser to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock (the “Shares”) other than the Shares to be cancelled pursuant to Section 1.8(a) (the “Excluded Shares”) for the Cash Consideration, net to the seller in cash, without interest (the “Offer Price”), upon the terms and subject to the conditions of this Agreement.

B.    As soon as practicable following the consummation of the Offer, Purchaser will, in accordance with Section 251(h) of the DGCL, be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, whereby (i) each issued and outstanding Share not owned by Parent, Purchaser or the Company as of the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive the Offer Price, in cash, without interest, and (ii) the Company shall become a wholly owned Subsidiary of Parent as a result of the Merger.

C.    The respective boards of directors of Parent, Purchaser and the Company have each determined (and in the case of the Company acting on the unanimous recommendation of the Special Committee) that an acquisition of the Company by Parent is in the best interests of their respective companies and stockholders and, accordingly, have each approved the Offer and agreed to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

D.    The Merger shall be governed by and effected under Section 251(h) of the DGCL and shall be effected as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth in this Agreement.

E.    In order to induce Parent to enter into this Agreement and cause the Merger to be consummated, certain stockholders of the Company are executing support agreements in favor of Parent (the “Support Agreements”) concurrently with the execution of this Agreement, pursuant to which each such stockholder has agreed, among other things, to tender the Shares held by such Person in the Offer.

F.    Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, One Planet Group, LLC, a Delaware limited liability company (the “Guarantor”), has provided a guarantee in favor of the Company (the “Limited Guarantee”) with respect to certain obligations of Parent and Purchaser under this Agreement.

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1 DESCRIPTION OF TRANSACTION

1.1      The Offer.

(a)    Provided that this Agreement shall not have been terminated in accordance with Section 7, as promptly as reasonably practicable, and in any event on or before August 1, 2022 (subject to the Company having timely provided any information required to be provided by it pursuant to Section 1.2), Purchaser shall, and Parent shall cause Purchaser to, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer. The obligations of Purchaser, and of Parent to cause Purchaser, to accept for payment and pay for any Shares tendered pursuant to the Offer shall be subject to (i) the satisfaction of the Minimum Condition (as defined in Exhibit D hereto) and (ii) the satisfaction or waiver by Purchaser of each of the other conditions set forth in Exhibit D hereto (together with the Minimum Condition, the “Offer Conditions”). The obligation of Purchaser to accept for payment shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer shall be subject only to the satisfaction or waiver of each of the Offer Conditions (and shall not be subject to any other conditions). Purchaser expressly reserves the right, in its sole discretion, to (A) increase the Offer Price by increasing the Cash Consideration, (B) waive any Offer Condition or (C) modify any of the other terms or conditions of the Offer prior to the Acceptance Time to the extent not inconsistent with the terms of this Agreement, except that, unless otherwise provided by this Agreement, without the consent of the Company, Purchaser shall not (1) reduce the Offer Price, (2) change the form of consideration payable in the Offer, (3) reduce the number of Shares sought to be purchased in the Offer, (4) waive, amend or change the Minimum Condition or the condition set forth in clause (g) of Exhibit D, (5) add to the Offer Conditions, (6) extend the expiration of the Offer except as required or permitted by Section 1.1(b), (7) provide for any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act or (8) modify any Offer Condition in a manner that is adverse to the holders of Shares or would, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the consummation of the Offer or prevent, materially delay or materially impair the ability of Parent or Purchaser to consummate the Offer, the Merger or the other Contemplated Transactions.

(b)    The Offer shall initially be scheduled to expire at midnight (New York City time) on the date that is twenty (20) Business Days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) after the commencement of the Offer (the “Initial Expiration Time”) or, in the event the Initial Expiration Time has been extended pursuant to and in accordance with this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later time to which the Initial Expiration Time has been so extended, the “Expiration Time”). Notwithstanding anything to the contrary contained in this Agreement, but subject to the parties’ respective termination rights under Section 7: (i) if, as of the then-scheduled Expiration Time, any Offer Condition is not satisfied (unless such condition is waivable by Purchaser or Parent and has been waived), Purchaser may, in its discretion (and without the consent of the Company or any other Person), extend the Offer for additional periods of up to ten (10) Business Days per extension, to permit such Offer Condition to be satisfied; and (ii) if, as of the then-scheduled Expiration Time, any Offer Condition is not satisfied (unless such condition is waivable by Purchaser or Parent and has been waived), at the request of the Company, Purchaser shall, and Parent shall cause Purchaser to, extend the Offer for additional periods specified by the Company of up to 10 Business Days per extension (or such other period as the parties may agree), to permit such Offer Condition to be satisfied; provided, however, that in no event shall Parent or Purchaser (1) be required to extend the Offer beyond the earlier to occur of (x) the valid termination of this Agreement in accordance with Section 7 and (y) the End Date (such earlier occurrence, the “Extension Deadline”) or (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company.

(c)    Subject to the terms of the Offer and this Agreement and the satisfaction of all of the Offer Conditions, Purchaser will accept for payment (the date and time of such acceptance, the “Acceptance Time”) and thereafter pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the later of (i) the earliest time as of which Purchaser is permitted under the Exchange Act to accept for payment Shares validly tendered (and not validly withdrawn) pursuant to the Offer and (ii) the earliest time as of which each of the Offer Conditions shall have been satisfied or waived. On the terms and subject to the conditions of the Offer and this Agreement, Purchaser shall promptly after the Acceptance Time pay, or cause the Paying Agent to pay, for all Shares validly tendered (and not validly withdrawn) in the Offer.

(d)    Parent and Purchaser shall promptly supply to the Company in writing, for inclusion in the Schedule 14D-9, all information concerning Parent and Purchaser required under applicable U.S. federal securities laws to be included in the Schedule 14D-9.

(e)    Parent shall deposit, or shall cause to be deposited, on behalf of Purchaser, with the Paying Agent, at or prior to the Acceptance Time (but in no event later than the Business Day during which the Acceptance Time occurs), all of the funds necessary to purchase any and all Shares that Purchaser becomes obligated to purchase pursuant to the Offer. Unless this Agreement is terminated pursuant to Section 7.1, Purchaser shall not terminate or withdraw the Offer prior to any scheduled expiration date without the prior written consent of the Company in its sole and absolute discretion. In the event this Agreement is terminated pursuant to Section 7.1, Purchaser shall promptly (and in any event within one (1) Business Day) following such termination terminate the Offer and shall not acquire any Shares pursuant thereto. If the Offer is terminated in accordance with this Agreement prior to the Acceptance Time, Purchaser shall not acquire any Shares to the tendering stockholders and shall promptly return, or cause any depositary acting on behalf of Purchaser to return, all tendered Shares to such stockholders.

1.2      Offer Documents. On the date of commencement of the Offer, Parent and Purchaser shall: (a) file a Schedule TO (together with all exhibits, amendments and supplements thereto, the “Schedule TO”) with respect to the Offer, which shall contain or shall incorporate by reference an offer to purchase and forms of the related letter of transmittal and form of summary advertisement (the Schedule TO, the offer to purchase and such other documents, together with all exhibits, amendments and supplements thereto, the “Offer Documents”), and (b) cause the Offer Documents to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities law. Parent and Purchaser shall cause the Offer Documents (i) to comply as to form in all material respects with the requirements of applicable federal securities laws and (ii) on the date first filed with the SEC and on the date first published, sent or given to the holders of shares of Company Common Stock, not to contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by Parent or Purchaser with respect to information supplied by or on behalf of the Company in writing specifically for inclusion in the Offer Documents. The Company shall promptly supply Parent and Purchaser in writing, for inclusion in the Offer Documents, all information concerning the Company required under the Exchange Act or reasonably requested by Parent and Purchaser to be included in the Offer Documents. Each of Parent, Purchaser and the Company agrees promptly to correct any information provided by them for use in the Offer Documents if and to the extent it shall have obtained knowledge that such information shall have become false or misleading in any material respect, and each of Parent and Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities law. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC and Parent shall consider reasonably and in good faith all additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent agrees to provide the Company and its counsel any comments, whether written or oral, that Parent may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review and comment upon such responses and Parent shall consider reasonably and in good faith all additions, deletions or changes suggested thereto by the Company and its counsel. Parent and Purchaser shall use reasonable best efforts to respond to any such comments (including by amendment of the Offer Documents as necessary) promptly after they are received.

1.3      Company Actions.

(a)    The Company hereby consents to the Offer and, subject to Sections 4.4 and 5.1, to the inclusion in the Offer Documents of the recommendation of the Company Board described in Section 2.22.

(b)    As promptly as reasonably practicable on the date of filing by Parent and Purchaser of the Offer Documents, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (such Schedule 14D-9, together with all exhibits, amendments and supplements thereto, the “Schedule 14D-9”), which shall reflect that the Merger is governed by Section 251(h) of the DGCL and shall, subject to Sections 4.4 and 5.1, contain the recommendation of the Company Board described in Section 2.22 and the notice and other information required by Section 262(d)(2) of the DGCL. The Company shall cause the Schedule 14D-9 to be disseminated to the holders of Shares, as and to the extent required by applicable federal securities law. The Company shall cause the Schedule 14D-9 (i) to comply as to form in all material respects with the requirements of applicable federal securities laws and (ii) on the date first filed with the SEC and on the date first published, sent or given to the holders of shares of Company Common Stock, not to contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Purchaser in writing specifically for inclusion in the Schedule 14D-9. Each of the Company, Parent and Purchaser agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent it shall have obtained knowledge that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal securities law. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC and the Company shall consider reasonably and in good faith all additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. In addition, the Company agrees to provide Parent, Purchaser and their counsel any comments, whether written or oral, that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, and any written or oral responses thereto. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review and comment upon such responses and the Company shall consider reasonably and in good faith all additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. The Company shall use reasonable best efforts to respond to any such comments (including by amendment of the Schedule 14D-9 if necessary) promptly after they are received.

In connection with the Offer, the Company shall instruct its transfer agent to, and use commercially reasonable efforts to cause its transfer agent to, promptly furnish Parent and Purchaser with mailing labels, security position listings, any non-objecting beneficial owner lists and any available listings or computer files containing the names and addresses of the record holders of Shares as of the most recent practicable date and shall furnish Parent and Purchaser with such additional available information (including, but not limited to, periodic updates of such information) and such other assistance as Parent, Purchaser or their agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable laws and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the Contemplated Transactions, Parent and Purchaser shall, until consummation of the Offer, hold in confidence the information contained in any of such labels and lists in accordance with the Confidentiality Agreement, shall use such information only in connection with the Offer, the Merger or the other Contemplated Transactions and, if this Agreement shall be terminated in accordance with Section 7.1, shall destroy all electronic copies of such information and destroy or deliver to the Company all other copies of such information then in their possession or under their control.

1.4    Merger of Purchaser into the Company. Following the completion of the Offer, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Purchaser shall be merged with and into the Company. By virtue of the Merger, at the Effective Time, the separate existence of Purchaser shall cease and the Company shall continue as the Surviving Corporation in the Merger and a wholly-owned subsidiary of Parent.

1.5    Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. The Merger shall be governed by Section 251(h) of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

1.6      Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place by remote exchange of electronic copies of documents (including by portable document format (.pdf) delivered by electronic mail), on a date to be designated jointly in writing by Parent and the Company, which shall be no later than the second Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 (other than the conditions, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, waiver of each of such conditions). The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company and concurrently with the Closing shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be designated jointly in writing by Parent and the Company and specified in such certificate of merger (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.7      Certificate of Incorporation and Bylaws; Directors and Officers.

(a)    The Certificate of Incorporation of the Surviving Corporation shall be amended and restated at the Effective Time to read in its entirety as set forth on Exhibit B;

(b)    The Bylaws of the Surviving Corporation shall be amended and restated at the Effective Time to read in their entirety as set forth on Exhibit C; and

(c)    The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Purchaser immediately prior to the Effective Time.

1.8      Conversion of Shares.

(a)    Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, the Company or any stockholder of the Company:

(i)     any shares of Company Common Stock held by the Company or any wholly-owned Subsidiary of the Company as of immediately prior to the Effective Time (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)    any shares of Company Common Stock held by Parent, Purchaser or any other wholly-owned Subsidiary of Parent as of immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii)    except as provided in clauses “(i)” and “(ii)” above, each share of Company Common Stock outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be converted automatically into and shall thereafter represent the right to receive the Offer Price; and

(iv)    each share of the Common Stock, $.001 par value per share, of Purchaser outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b)    If, during the period from the date of this Agreement through the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company and a record date with respect to any such event shall occur during such period, then the Offer Price shall be equitably adjusted, without duplication, to reflect such change; provided that nothing in this Section 1.8(b) shall be deemed to permit or authorize any party hereto to effect any such change that it is prohibited by the terms of this Agreement to undertake.

(c)    Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a stockholder of the Company who (A) has demanded appraisal for such shares in accordance with Section 262 of the DGCL, (B) has properly complied with Section 262 of the DGCL, and (C) has not effectively withdrawn or lost its rights to appraisal (“Dissenting Shares”) shall not be converted into, or represent the right to receive, the Offer Price pursuant to this Section 1.8. By virtue of the Merger, all Dissenting Shares shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under Section 262 of the DGCL; provided, however, that notwithstanding the foregoing, all Dissenting Shares held by a stockholder of the Company who shall have failed to perfect or who shall have effectively withdrawn or lost such stockholder’s right to appraisal under such Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, the right to receive the Offer Price pursuant to Section 1.8(a), without any interest thereon, upon surrender of the Common Stock Certificate(s) or non-certificated shares of Company Common Stock represented by book entry (“Book Entry Shares”) that formerly evidenced such shares of Company Common Stock in the manner set forth in Section 1.10. The Company shall give Parent (i) prompt notice of, together with copies of, any demand received by the Company for appraisal of any Company Common Stock, withdrawals of such demands, and any other instruments received by the Company as part of any such demand for dissenter’s rights and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenter’s rights under Delaware law in respect of Dissenting Shares. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal rights or settle or offer to settle or compromise any such demands for payment in respect of Dissenting Shares.

1.9    Closing of the Company’s Transfer Books. At the Effective Time: (a) except as provided in Section 1.8(a)(i) or Section 1.8(a)(ii), all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of Book Entry Shares or of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive the Offer Price, as contemplated by Section 1.8; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on the stock transfer books of the Surviving Corporation after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) or a Book Entry Share is presented to the Paying Agent or to the Surviving Corporation or Parent, such Company Stock Certificate or Book Entry Share shall be canceled and shall be exchanged as provided in Section 1.10.

1.10    Exchange of Certificates.

(a)    Prior to the Closing, Parent shall enter into an agreement reasonably acceptable to the Company with the Company’s transfer agent to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) and relating to the services to be performed by the Paying Agent thereby. At the Closing, Parent shall cause to be deposited with the Paying Agent cash sufficient to make payments of the Cash Consideration in accordance with Section 1.8(a)(iii). The cash amount so deposited with the Paying Agent is referred to as the “Payment Fund”. The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 1.8(a)(iii), except as provided in this Agreement. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, incurred by it in connection with the exchange of Company Common Stock for the Cash Consideration and other amounts contemplated by this Section 1.

(b)    Promptly after the Effective Time and in any event not later than the second Business Day following the Effective Time, Parent shall cause the Paying Agent to mail to the Persons who were record holders of Company Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and the Company shall reasonably approve prior to the Effective Time (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Paying Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the Offer Price payable with respect thereto pursuant to Section 1.8(a)(iii). Upon surrender of a Company Stock Certificate to the Paying Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent or Parent: (A) the holder of such Company Stock Certificate shall be entitled to receive, and the Paying Agent shall (and Parent shall cause the Paying Agent to) in exchange therefor transfer from the Payment Fund to such holder the Offer Price that such holder has the right to receive pursuant to the provisions of Section 1.8; and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.10(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Offer Price, as contemplated by Section 1.8. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition to the payment of the Offer Price, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a reasonable and customary indemnification obligation, against any claim that may be made against the Paying Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate. Promptly after the Effective Time and in any event not later than the second Business Day following the Effective Time, the Paying Agent shall issue and deliver to each holder of Book-Entry Shares, other than with respect to Excluded Shares and Dissenting Shares, a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 1.8(a)(iii) in respect of such Book Entry Shares, without such holder being required to deliver a Company Stock Certificate or an executed letter of transmittal to the Paying Agent, and such Book Entry Shares shall then be canceled.

(c)    Any portion of the Payment Fund that remains undistributed to holders of Company Stock Certificates or Book Entry Shares as of the date that is one year after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates or Book Entry Shares who have not theretofore surrendered their Company Stock Certificates or Book Entry Shares in accordance with this Section 1.10 shall thereafter look only to Parent for, and be entitled to receive from Parent, satisfaction of their claims for payment of the Offer Price (subject to abandoned property, escheat or other similar laws), without interest.

(d)    Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to the Offer Price or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or other similar law.

1.11    Closing Payments. Part 1.11 of the Company Disclosure Schedule sets forth: (a) the Company’s good faith estimate of the amount payable to the holder of Debt outstanding under the CIT Loan Agreement as of the Closing and (b) an itemized list of all Transaction Expenses owed by the Target Companies as of the Closing, including the identity of each payee and the Company’s good faith estimate of the amount to be owed as of the Closing.  At the Closing, Parent shall deliver on behalf of the Company by wire transfer of immediately available funds (x) to CIT Northbridge Credit LLC as agent for the lenders under the CIT Loan Agreement, an amount equal to the lesser of the Available Closing Expense Amount and the Closing Debt Amount (unless Parent and CIT Northbridge Credit LLC as agent for the lenders under the CIT Loan Agreement otherwise agree to amend the CIT Loan Agreement such that no amounts are due under the CIT Loan Agreement in connection with the consummation of the transactions contemplated hereby), and (y) to each Person who is owed a portion of the Closing Transaction Expenses, as specified in the Transaction Expenses Payoff Instructions, such Person’s pro rata share of the Available Closing Advisory Expense Amount, subject to a maximum of the GDC Cap Amount (in respect of Gibson Dunn & Crutcher LLP) and the HL Cap Amount (in respect of Houlihan Lokey Capital, Inc.).  Any amounts remaining payable to any of the Persons described in the foregoing clause (y) in excess of the amounts funded by Parent pursuant hereto shall be obligations of the Surviving Corporation and shall be paid at Closing to the extent of Available Cash.  No less than two (2) Business Days prior to the Closing Date (i) the Company shall obtain and provide to Parent a payoff letter in customary form and which shall contemplate the termination and release of all Encumbrances relating to the CIT Loan Agreement upon receipt of the amount indicated in such payoff letter (the “Debt Payoff Letter”), and (ii) the Company shall provide to Parent documentation setting forth an itemized list of the Closing Transaction Expenses owed by the Target Companies, including the identity of each payee, dollar amounts owed, bank wire instructions and any other information necessary to effect the final payment in full thereof (the “Transaction Expenses Payoff Instructions”). The Company acknowledges and agrees that neither Parent nor Purchaser has any obligation to pursue any amendment to the CIT Loan Agreement to permit the amounts thereunder to remain outstanding.

1.12    Withholding Rights. Each of the Paying Agent, the Surviving Corporation, Parent and any of their respective affiliates (as applicable, the “Withholding Agent”) shall be entitled to deduct and withhold from the consideration otherwise payable in respect of Company Common Stock and Company Options pursuant to this Agreement and/or the Contemplated Transactions such amounts as is required by the Code or U.S. federal income tax law to be deducted and withheld. To the extent that amounts are so withheld and remitted to the appropriate Governmental Body in accordance with applicable Legal Requirements, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

1.13    Further Action. The parties agree to take all necessary action to cause the Merger to become effective in accordance with this Section 1 as soon as practicable following the consummation of the Offer without a meeting of the Company’s stockholders, as provided in Section 251(h) of the DGCL. If, at any time after the Effective Time, any further action is necessary to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Purchaser and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Purchaser, in the name of the Company and otherwise) to take such action.

SECTION 2     REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Purchaser as follows (it being understood that each representation and warranty contained in this Section 2 (other than, in the case of clause (a) of this paragraph, the representations and warranties contained in Sections 2.3, 2.22, 2.23, 2.24, 2.25, 2.26 or 2.27) is qualified by and subject to: (a) the information set forth in any publicly available effective registration statement, prospectus, report, form, schedule or definitive proxy statement filed by the Company with the SEC at any time on or after December 31, 2019 and prior to the date hereof, but excluding any risk factors or similar disclosures under the headings “Risk Factors” or “Forward-Looking Statements” or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein; (b) the exceptions and disclosures set forth in the section or subsection of the Company Disclosure Schedule corresponding to the particular section or subsection in this Section 2 in which such representation and warranty appears; and (c) any exception or disclosure set forth in any other section or subsection of the Company Disclosure Schedule to the extent it is reasonably apparent on the face of such exception or disclosure that such exception or disclosure is relevant to such representation and warranty):

2.1      Subsidiaries; Due Organization; Etc.

(a)    Part 2.1(a) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. Neither the Company nor any of the Entities identified in Part 2.1(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Company Disclosure Schedule. No Target Company has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any material future investment in or capital contribution to any other Entity.

(b)    Each of the Target Companies is a corporation or other Entity duly organized, validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing) under the laws of the jurisdiction of its incorporation and has all necessary corporate or similar power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are owned and used as of the date of this Agreement; and (iii) to perform its obligations under all Contracts by which it is bound, except, in the case of clauses “(i)” through “(iii)” of this sentence, as would not have a Company Material Adverse Effect.

(c)    Each of the Target Companies (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not have a Company Material Adverse Effect.

2.2     Certificate of Incorporation and Bylaws. The Company has delivered or Made Available to Parent accurate and complete copies of the Company’s certificate of incorporation and bylaws, in each case as amended to the date of this Agreement.

2.3      Capitalization, Etc.

(a)    The authorized capital stock of the Company consists of: (i) 55,000,000 shares of Company Common Stock, of which 14,051,149 shares are issued and outstanding as of the Reference Date; and (ii) 11,445,187 shares of Company Preferred Stock, none of which were issued and outstanding as of the Reference Date. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement all of the outstanding shares of Company Common stock are listed on a national securities exchange. None of the Target Companies (other than the Company) holds any shares of Company Common Stock or any rights to acquire shares of Company Common Stock.

(b)    Except as set forth in Part 2.3(b) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right pursuant to any certificate of incorporation (or similar organizational document) or Contract to which any Target Company or, to the Company’s knowledge, to which any stockholder of the Company, is a party; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock. None of the Target Companies is party to any Contract pursuant to which it may become obligated to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock, except for the Company’s right to repurchase or reacquire restricted shares of Company Common Stock held by an employee of the Company upon termination of such employee’s employment or upon any other forfeiture of a vesting condition.

(c)    As of the Reference Date: (i) 4,644,828 shares of Company Common Stock are subject to issuance pursuant to Company Options; (ii) no shares of Company Common Stock are estimated to be subject to outstanding purchase rights under an employee stock purchase plan; and (iii) zero (0) shares of Company Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Company Stock Plan.

(d)    Part 2.3(d) of the Company Disclosure Schedule sets forth a complete and accurate list that sets forth with respect to each Company Equity Award outstanding as of the Reference Date the following information: (i) the particular plan (if any) pursuant to which such Company Equity Award was granted; (ii) the name of the holder of such Company Equity Award; (iii) the type of Company Equity Award; (iv) the number of shares of Company Common Stock subject to such Company Equity Award; (v) the per share exercise price (if any) of such Company Equity Award; (vi) the date on which such Company Equity Award was granted; (vii) the date on which such Company Equity Award expires (if applicable); and (viii) if such Company Equity Award is a Company Option, whether such Company Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option. The Company has Made Available to Parent accurate and complete copies of all equity plans pursuant to which any outstanding Company Equity Awards were granted by the Company, and the forms of all agreements evidencing such Company Equity Awards. When granted, the exercise price of each Company Option was not less than the fair market value (as defined in the Company Stock Plan) of a share of Company Common Stock as determined on the date of grant of such Company Option. All grants of Company Equity Awards were recorded on the Company’s financial statements (including any related notes thereto) contained in the Company SEC Documents in accordance with GAAP, and to the knowledge of the Company, no such grants involved any “back dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights or equity-based awards that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of any of the Target Companies, in each case that have been issued by any of the Target Companies.

(e)    Part 2.3(e) of the Company Disclosure Schedule includes a complete and accurate list that sets forth with respect to each warrant to acquire any shares of the capital stock or other securities of any of the Target Companies outstanding as of the Reference Date the following information: (i) the name of the holder of such warrant; and (ii) the number of shares of Company Common Stock underlying such warrant. Except as set forth in Sections 2.3(a), 2.3(c) or 2.3(d) or Part 2.3(e) of the Company Disclosure Schedule, as of the Reference Date, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Target Companies, in each case that have been issued by or are otherwise binding on any of the Target Companies; (ii) outstanding security, instrument or obligation issued by or are otherwise binding on any of the Target Companies or to which any Target Company is a party that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Target Companies or that has the right to vote (or is convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract to which any Target Company is a party or otherwise bound under which any of the Target Companies is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(f)    All outstanding shares of Company Common Stock, and all options and other Company Equity Awards and other securities of the Target Companies, have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in an applicable Contract.

(g)    All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and are owned beneficially and of record by the Company, free and clear of any Encumbrances (other than restrictions on transfer imposed by applicable securities laws or any Company Permitted Encumbrances).

2.4      SEC Filings; Financial Statements.

(a)    The Company has Made Available (or made available on the SEC website) to Parent accurate and complete copies of all registration statements, proxy statements, Company Certifications and other statements, reports, schedules, forms and other documents filed by the Company with the SEC between December 31, 2019 and, solely for purposes of this sentence, the date of this Agreement (and for all other purposes under this Agreement since December 31, 2019), including all amendments thereto since December 31, 2019 (collectively, the “Company SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC since December 31, 2019 have been so filed on a timely basis. None of the Company’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected: (A) in the case of Company SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by filing or furnishing of the applicable amending or superseding Company SEC Document; and (B) in the case of Company SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Effective Time, by the filing or furnishing of the applicable amending or superseding Company SEC Document. Each of the certifications and statements relating to the Company SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Company SEC Documents (collectively, the “Company Certifications”) is accurate and complete in all material respects, and complies as to form in all material respects with all applicable Legal Requirements. As used in the introduction to this Section 2 and 2.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

(b)    The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Target Companies required to be disclosed by the Company in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Except as set forth in Part 2.4(b) of the Company Disclosure Schedule, the Company is in compliance in all material respects with the applicable listing requirements of the Nasdaq Capital Market, and has not between December 31, 2019 and the date of this Agreement received any notice asserting any non-compliance with the listing requirements of The Nasdaq Capital Market.

(c)    The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby, in each case in accordance with GAAP. No financial statements of any Person other than the Target Companies are required by GAAP to be included in the consolidated financial statements of the Company.

(d)    The Company’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been, to the knowledge of the Company: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All non-audit services performed by the Company’s auditors for the Target Companies that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

(e)    The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Target Companies; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Target Companies that could have a material effect on the Company’s consolidated financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2021, and, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, such assessment concluded that such controls were effective. To the knowledge of the Company, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, between December 31, 2021 and the date of this Agreement, neither the Company nor any of its Subsidiaries nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Target Companies; (B) any fraud, whether or not material, that involves the Company’s management or other employees; or (C) any claim or allegation regarding any of the foregoing.

(f)    As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, (i) none of the Company SEC Documents is the subject of ongoing SEC review, and (ii) there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(g)    None of the Target Companies is a party to nor has any obligation or other commitment to become a party to any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

2.5    Absence of Changes. Except as set forth in Part 2.5 of the Company Disclosure Schedule, between March 31, 2022 and the date of this Agreement, there has not been any (a) Company Material Adverse Effect, or (b) action, event or occurrence that would have required the consent of the Parent pursuant to Section 4.2(b) (other than subsections (ii), (iii), (vii), (viii), (ix), (x), (xii) and (xiii) thereof) had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.6    Title to and Leasehold Interest in Tangible Assets. Except as would not, individually or in the aggregate, be material to the Target Companies, taken as a whole, the Target Companies own, and have good title to, all material tangible assets purported to be owned by them, including: (a) all such assets reflected on the Company Audited Balance Sheet as being owned by the Target Companies (except for tangible assets sold or otherwise disposed of in the ordinary course of business since the date of the Company Audited Balance Sheet); and (b) all other such assets reflected in the books and records of the Target Companies as being owned by the Target Companies. All of said tangible assets are owned by the Target Companies free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet delinquent or Taxes being contested in good faith by appropriate proceedings; (ii) mechanics’, carriers’, workmen’s, warehousemen’s or other statutory liens arising in the ordinary course of business and for which appropriate reserves have been established in respect thereof to the extent required by GAAP; (iii) liens on goods in transit incurred in the ordinary course of business; (iv) liens (other than liens securing Debt) that have arisen in the ordinary course of business and that do not (in any individual case or in the aggregate) materially detract from the value of the tangible assets subject thereto or materially impair the operations of the Target Companies, taken as a whole; and (v) liens described in Part 2.6 of the Company Disclosure Schedule (collectively, “Company Permitted Encumbrances”). The Target Companies are the lessees of, and hold valid leasehold interests in, all material assets purported to have been leased by them, including: (A) all such assets leased tangible assets reflected as leased on the Company Audited Balance Sheet; and (B) all other such leased tangible assets reflected in the books and records of the Target Companies as being leased to the Target Companies, and, as of the date of this Agreement, the Target Companies enjoy undisturbed possession of such leased assets. No representation is made under this Section 2.6 with respect to any intellectual property or intellectual property rights, which are the subject of Section 2.9.

2.7      Loans; Customers; Suppliers.

(a)    Except as set forth in Part 2.7(a) of the Company Disclosure Schedule, there are no outstanding loans or advances by any of the Target Companies to any Company Associate exceeding $50,000 individually or $100,000 in the aggregate, other than routine travel advances made to directors or officers or other employees in the ordinary course of business.

(b)    Part 2.7(b) of the Company Disclosure Schedule accurately identifies Target Companies’ top five customers on a consolidated basis in the fiscal year ended in December 31, 2021 determined according to the aggregate amount of gross sales in dollars made by the Target Companies to its customers during such period. As of the date of this Agreement, to the knowledge of the Company, the Company has not received any written notice indicating that any customer identified in Part 2.7(b) of the Company Disclosure Schedule intends to cease dealing with or materially reduce its relationship with the Target Companies.

(c)    Part 2.7(c) of the Company Disclosure Schedule accurately identifies Target Companies’ top five suppliers or providers of services to the Target Companies on a consolidated basis in the fiscal year ended in December 31, 2021 determined according to the aggregate purchase volume in dollars from such suppliers made by the Target Companies during such period. As of the date of this Agreement, to the knowledge of the Company, the Company has not received any written notice indicating that any supplier identified in Part 2.7(c) of the Company Disclosure Schedule intends to cease or materially reduce its relationship with the Target Companies (in its capacity as supplier or provider of services to the Target Companies), excluding any material reduction that does not have a materially disproportionate impact on the Target Companies taken as a whole as compared to other industry participants.

2.8      Equipment; Real Property; Leasehold.

(a)    All material items of equipment and other material tangible assets owned by or leased to and necessary for the operation of the Target Companies are in good condition and repair (ordinary wear and tear excepted).

(b)    No Target Company owns any real property. No Target Company owns or holds or is obligated under or a party to, any option, right of first refusal or other contractual right or obligation to purchase, acquire, sell, assign or dispose of any real property or any portion thereof or interest therein.

(c)    Part 2.8(c) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of each lease (“Real Property Lease”) pursuant to which any of the Target Companies leases real property from any other Person (all real property leased to the Target Companies pursuant to the Real Property Leases identified in Part 2.8(c) of the Company Disclosure Schedule, including all buildings, structures, fixtures and other improvements leased to the Target Companies, is referred to as the “Target Leased Real Property”). Part 2.8(c) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all material subleases, occupancy agreements and other Company Contracts granting to any Person (other than any Target Company) a right of use or occupancy of any of the Target Leased Real Property. Except as set forth in the Real Property Leases or subleases identified in Part 2.8(c) of the Company Disclosure Schedule, to the knowledge of the Company there is no Person in possession of any Target Leased Real Property other than a Target Company. Between December 31, 2021 and the date of this Agreement, none of the Target Companies has received, to the knowledge of the Company, any written notice of a material default, alleged material failure to perform, or any material offset or counterclaim with respect to any occupancy agreement with respect to any Target Leased Real Property which has not been fully remedied or withdrawn. The Target Companies have a valid and enforceable leasehold interest under each Real Property Lease, free and clear of any Encumbrances (other than Company Permitted Encumbrances). Except for any Company Permitted Encumbrances, the Target Companies have not collaterally assigned or granted any security interest in any Target Leased Real Property or any interest therein. To the knowledge of Company, the buildings and other improvements constituting the Target Leased Real Property are in good condition and repair (ordinary wear and tear excepted) in all material respects.

2.9      Intellectual Property; Privacy and Data Security.

(a)    Part 2.9(a) of the Company Disclosure Schedule accurately identifies: (i) each item of Registered IP or domain name in which any of the Target Companies has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) or has or purports to have an interest of any nature that has been incorporated into any Target Company’s products or services and has been licensed by any of the Target Companies on an exclusive basis (the “Target Registered IP”); and (ii) the jurisdiction in which such Target Registered IP has been registered or filed and the applicable registration or serial number.

(b)    The Target Companies exclusively own all right, title and interest to and in the Company IP (other than Intellectual Property Rights co-owned with a third party or licensed to the Company) free and clear of any Encumbrances (other than Company Permitted Encumbrances and non-exclusive licenses granted by any Target Company in connection with the sale, development, provision or license of any Target Company’s products or services in the ordinary course of business). Without limiting the generality of the foregoing:

(i)    all documents and instruments necessary to perfect the rights of the Target Companies in the Company IP that is Target Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

(ii)    no Company Associate has any claim, right (whether or not currently exercisable) or interest to or in any Company IP and each Company Associate who is or was involved in the creation or development of any material Company IP incorporated into any Target Company’s products or services has signed an agreement containing a valid and enforceable assignment of Intellectual Property Rights to one of the Target Companies and confidentiality provisions protecting such Company IP;

(iii)    no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution have been or are being, or are expected to be, used, directly or indirectly, to develop or create, in whole or in part, any material Company IP or Target Company’s products or services;

(iv)    the Target Companies have taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information held by any of the Target Companies, or purported to be held by the Target Companies, as a trade secret to the extent that such Target Companies have determined such proprietary information should be protected as a trade secret;

(v)    none of the Target Companies is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate any of the Target Companies to grant or offer to any other Person any license or right to any Company IP;

(vi)    to the knowledge of the Company, the Target Companies own or otherwise have, and after the Closing the Surviving Corporation will continue to have, all material Intellectual Property Rights needed to conduct the business of the Target Companies as conducted as of the date of this Agreement; and

(vii)    the Target Companies currently are and have been in material compliance with all In-Bound IP Licenses and Out-Bound IP Licenses, and to the knowledge of the Company, there have been no actual, suspected, or alleged material breach or default by any party bound by such any In-Bound IP License or Out-Bound IP License.

(c)    All Company IP that is material to the business of any of the Target Companies is subsisting and enforceable and to the knowledge of the Company valid. To the knowledge of the Company, there are no Intellectual Property Rights owned by any third party that (i) is required by the Company to conduct its business as currently conducted and (ii) the Company is not currently authorized to use.

(d)    Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, with or without notice or the lapse of time, result in or give any other Person (other than Parent, Purchaser or third parties pursuant to contracts entered into by Parent or Purchaser or other obligations that are binding on Parent or Purchaser independent of the Contemplated Transactions) the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any material Company IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any material Company IP.

(e)    To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, any Company IP.

(f)    To the knowledge of the Company, neither any of the Target Companies’ products or services nor the operation of the business of the Company has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person.

(g)    Except as set forth in Part 2.9(g) of the Company Disclosure Schedule, between December 31, 2019 and the date of this Agreement, none of the Target Companies has received any written notice or, the knowledge of the Company, other communication, relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by any of the Target Companies or any of the Target Company’s products or services, in each case which would have a Company Material Adverse Effect.

(h)    Between December 31, 2019 and the date of this Agreement, none of the Target Companies has transferred title to, or granted any exclusive license with respect to, any material Company IP.

(i)    Part 2.9(i) of the Company Disclosure Schedule sets forth (i) a true and complete list of each item of Open Source Software that is or has been included, incorporated or embedded in, linked to, combined or distributed or made available with, or used in the delivery or provision of any of the Target Company’s products or services; (ii) the version or versions of each such item of Open Source Software; (iii) the applicable license for each such item of Open Source Software; and (iv) whether such Open Source Software has been modified, distributed, or otherwise made available by or on behalf of the Target Companies. The Target Companies’ use, modification, marketing, distribution, license and sale of Open Source Software does not violate any license terms applicable to any item of Open Source Software, without violation of any license terms pertaining to such Open Source Software. None of the Target Company’s products or services contains, is distributed or made available with, is being or has been modified or developed using, or is derived from Open Source Software in a manner that imposes a requirement or condition that the Target Companies grant a license or refrain from enforcing any Intellectual Property Rights, or that any of the Target Company’s products or services (A) be disclosed or distributed in Source Code form, (B) be licensed for making modifications or derivative works or (C) be redistributable at no or nominal charge.

(j)    To the knowledge of the Company, the IT Systems are, as a whole, adequate and sufficient, and in good working condition to perform all material information technology operations necessary, for the conduct of the business of the Company as currently conducted. The Company has not experienced within the 12 months prior to the date of this Agreement any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency on the part of the IT Systems.

(k)    The Target Companies are, and for the past three (3) years have been, in compliance in all material respects with (A) all applicable Data Protection Laws, and (B) all applicable internal and public-facing privacy policies of the Target Companies regarding their privacy policies and practices. The Target Companies have implemented commercially reasonable security measures consistent with applicable Data Protection Laws to protect the confidentiality, integrity, and availability of Personal Information and to protect against Security Breaches. For the past three (3) years as of the date of this Agreement, (i) none of the Target Companies has been a party to, nor received any notice of, any pending Legal Proceeding that alleges that a Target Company has experienced a Security Breach or that a Target Company has violated any Data Protection Laws, and (ii) except as set forth in Part 2.9(k) of the Company Disclosure Schedule, to the knowledge of the Company, none of the Target Companies has experienced a material Security Breach.

2.10    Contracts.

(a)      Part 2.10(a) of the Company Disclosure Schedule identifies, as of the date of this Agreement, each Company Contract that constitutes a Company Material Contract and which remains in effect as of the date hereof and under which a Target Company has remaining material rights or obligations. For purposes of this Agreement, each of the following Company Contracts shall be deemed to constitute a “Company Material Contract”:

(i)    any Contract in effect and which has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act, or that would be required to be disclosed under Item 404 of Regulation S-K under the Exchange Act;

(ii)    any Contract with any labor union or any collective bargaining agreement or similar Contract for the benefit of any Company Associate(s);

(iii)    each Contract pursuant to which any Intellectual Property Rights or material Intellectual Property that has been incorporated into any Target Company’s products or services and is licensed to any Target Company (other than non-exclusive licenses to unmodified commercially available third party software) (“In-Bound IP License”);

(iv)    each Contract pursuant to which any Company IP or Intellectual Property Rights incorporated into any Target Company’s products or services is licensed by any Target Company to any third party (other than non-exclusive licenses granted in the ordinary course of business and ordinary course licenses to third-parties to use a Target Company’s trademarks in connection with marketing materials) (“Out-Bound IP License”);

(v)    any Contract (other than any purchase order entered into in the ordinary course of business) with sole source or single source suppliers to any Target Company of products or services, which supplier could not otherwise be replaced with a substantially equivalent supplier without material impact on the Target Companies;

(vi)    any Contract that provides for: (A) reimbursement of any Company Associate for, or advancement to any Company Associate of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof; or (B) indemnification of any Company Associate, other than (in each case) (1) indemnification agreements with current and former directors and officers entered into in the ordinary course of business and (2) employment, confidentiality and consulting agreements with current and former Company Associates entered into in the ordinary course of business;

(vii)    any Contracts (A) that restrict the ability of the Target Companies to compete in any business or with any Person in any geographical area; (B) in which the Company or any Target Company has granted “most favored nation” pricing provisions; (C) in which the Company or any Target Company has agreed to purchase a minimum quantity of goods or services, except to the extent such Contracts do not contain minimum purchase commitments in excess of $100,000 individually or $500,000 in the aggregate; or (D) which provides for “exclusivity” or any similar requirement in favor of any third party, in each case which restriction would or would reasonably be expected to be material to the Target Companies, taken as a whole, or any of them individually;

(viii)    any Contract incorporating or providing for any material guaranty of any third party’s obligations, warranty, sharing of liabilities or indemnity (including any indemnity with respect to Intellectual Property Rights) or similar obligation, other than Contracts entered into in the ordinary course of business and except for any standard terms and conditions of the Target Companies;

(ix)    any Contract providing for any currency hedging;

(x)    any Contract requiring that any of the Target Companies give any written notice or provide any information to any Person prior to responding to or prior to accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction, excluding for the avoidance of doubt any Contracts with provisions requiring the consent of, or notice to, the counterparty in connection with an assignment of such Contract by, or change of control of, a Target Company;

(xi)    any Contract providing for the lease or sublease of a material portion of any Target Leased Real Property;

(xii)    any Contract that is a Government Contract;

(xiii)    any Contract, not covered by another clause of this Section 2.10(a), that: (A) involved the payment or delivery of cash or other consideration in an amount in excess of One Hundred and Fifty Thousand Dollars ($150,000) by the Target Companies in the fiscal year ended December 31, 2021; or (B) requires by its terms the payment or delivery of cash in excess of One Hundred and Fifty Thousand Dollars ($150,000) in the fiscal year ending December 31, 2022;

(xiv)    any Contract that has a term of more than one year and which may not be terminated by a Target Company (without penalty in excess of Fifty Thousand Dollars ($50,000)) within 120 days after the delivery of a termination notice by such Target Company (other than confidentiality or nondisclosure agreements entered into by any Target Company);

(xv)    any Contract relating to Debt; and

(xvi)    any Contract, the termination of which would have a Company Material Adverse Effect.

The Company has delivered or Made Available (including by filing with the SEC) to Parent an accurate and complete copy of each Company Contract that constitutes a Company Material Contract as of the date of this Agreement.

(b)    Each Company Contract that constitutes a Company Material Contract is valid and in full force and effect (except for Contracts that are expired, terminated, and/or not renewed during the Pre-Closing Period), and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (the “Enforceability Exceptions”).

(c)    Except as set forth in Part 2.10(c) of the Company Disclosure Schedule: (i) none of the Target Companies is in violation or breach of, or default under, any Company Material Contract, which violation, breach or default is material to the Target Companies, taken as a whole; (ii) to the knowledge of the Company, no other Person is, in any material respect, in violation or breach of, or default under, any Company Material Contract; (iii) to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (A) result in a violation or breach of any Company Material Contract, which violation or breach would be material to the Target Companies, taken as a whole; (B) give any Person the right to declare a default in any material respect under any Company Material Contract; (C) give any Person the right to accelerate in any material respect the maturity or performance of any Company Material Contract; or (D) give any Person the right to cancel, terminate or modify in any material respect any Company Material Contract; and (iv) between December 31, 2020 and the date of this Agreement, none of the Target Companies has received any written notice (or, to the knowledge of the Company, any other communication) regarding any actual or possible material violation or breach of, or material default under, any Company Material Contract.

2.11    Liabilities. None of the Target Companies has any material accrued, contingent or other liabilities of the type required by GAAP to be disclosed, accrued or reserved in the liabilities column of the consolidated balance sheet of the Target Companies, except for: (a) liabilities to the extent accrued or reserved against, in the unaudited consolidated balance sheet of the Target Companies as at March 31, 2022 included in the Quarterly Report on Form 10-Q filed by the Company with the SEC on May 16, 2022 (without giving effect to any amendment thereto filed on or after the date hereof); (b) liabilities that have been incurred by the Target Companies since the date of the Company Audited Balance Sheet in the ordinary course of business consistent in all material respects with past practice; (c) liabilities for performance of obligations of the Target Companies pursuant to the express terms of Company Contracts Made Available to Parent prior to the date of this Agreement (or not required by this Agreement to be Made Available) and not arising under or resulting from any breach or nonperformance of such Company Contract; (d) liabilities under this Agreement or incurred in connection with the Contemplated Transactions; and (e) liabilities described in Part 2.11 of the Company Disclosure Schedule.

2.12    Compliance with Legal Requirements; Regulatory Matters. Except as set forth in Part 2.12 of the Company Disclosure Schedule, each of the Target Companies is, and has during two years prior to the date of this Agreement been, in compliance in all material respects with all Legal Requirements material to the Target Companies, taken as a whole, which are applicable to the business, properties, assets and activities of the Target Companies. Except as set forth in Part 2.12 of the Company Disclosure Schedule, during the two years prior to the date of this Agreement, none of the Target Companies has received any written notice (or, to the knowledge of the Company, other communication) from any Governmental Body or other Person regarding any actual or alleged violation in any material respect of, or failure to comply in any material respect with, any applicable Legal Requirement material to the Target Companies, taken as a whole.

2.13    Certain Business Practices. None of the Target Companies (and, to the knowledge of the Company, no Representative of any of the Target Companies with respect to any matter relating to any of the Target Companies) have in the last five (5) years: (a) received written notice from a Governmental Body that they are the subject of any internal or external allegation, investigation, review, audit, inquiry, or enforcement proceedings by a Governmental Body, bank, or customer related to any offence or alleged offence under Anti-Corruption Laws (nor, to the knowledge of the Company, are they the subject of any such investigation); (b) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (c) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or, to the knowledge of the Company, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (d) to the knowledge of the Company, made any other unlawful payment in violation of applicable anti-corruption laws. The books of account and other financial records of the Target Companies represent actual, bona fide transactions and have been maintained in accordance in all material respects with all applicable Legal Requirements.

2.14    Governmental Authorizations.

(a)    The Target Companies hold all material Governmental Authorizations necessary to enable the Target Companies to conduct their respective businesses in the manner in which such businesses are currently being conducted in all material respects. All such material Governmental Authorizations are valid and in full force and effect. Except as set forth in Part 2.14 of the Company Disclosure Schedule, each Target Company is, and at all times since December 31, 2021 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Except as set forth in Part 2.14 of the Company Disclosure Schedule, between December 31, 2021 and the date of this Agreement, none of the Target Companies have received any written notice (or, to the knowledge of the Company, any other communication) from any Governmental Body regarding: (i) any material violation of or failure to comply in any material respect by any of the Target Companies with any term or requirement of any of the Target Companies’ material Governmental Authorization; or (ii) any revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

(b)    Each of the Target Companies is, and has been since December 31, 2021 in compliance in all material respects with all of the material terms and requirements of each material grant, incentive or subsidy provided or made available to or for the benefit of any of the Target Companies by or on behalf of any U.S. federal, state or local Governmental Body or any foreign Governmental Body, whether directly or indirectly as a subcontractor, subrecipient, subgrantee, or similar (at any tier) in connection with a grant, incentive or subsidy between another Person and a Governmental Body.

2.15    Tax Matters.

(a)    Each of the Target Companies has filed all material Tax Returns that they were required to file under applicable Legal Requirements, and all such Tax Returns are correct and complete in all material respects. All material amounts of Taxes required to be paid by the Target Companies (whether or not shown on any Tax Return) have been fully paid.

(b)    There are no Encumbrances for Taxes (other than Taxes not yet delinquent) upon any of the assets of the Target Companies. For any material Taxes not yet due and payable, the Target Companies have established accruals or reserves in accordance with, and to the extent required by, GAAP.

(c)    All material Taxes that each of the Target Companies was required by Legal Requirements to withhold or collect have been duly and timely withheld or collected on behalf of its respective employees, independent contractors, stockholders, lenders, customers or other third parties and, have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.

(d)    No outstanding deficiencies for a material amount of Taxes with respect to any of the Target Companies have been assessed or proposed in writing by any Governmental Body, which such deficiencies have not been resolved or compromised. As of the date of this Agreement, there are no pending (or, based on written notice, threatened) material Legal Proceedings for or relating to any Taxes or Tax Returns of any Target Company. None of the Target Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently in effect (other than extensions of the time within which to file any Tax Returns).

(e)    There are no Contracts relating to the allocating, sharing or indemnification of Taxes with respect to Taxes to which any Target Company is a party to or is bound by, other than agreements the primary purpose of which does not relate to Taxes, including, without limitation, leases, vendor, sales and distribution agreements, credit agreements and purchase agreements (an “Ordinary Commercial Agreement”). The Company does not have any liability for any material Taxes of any other Person (other than a Target Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Legal Requirements) (other than liabilities of members of the affiliated group of which the Company is or was the common parent), as a transferee or successor, by Contract (other than an Ordinary Commercial Agreement) or by operation of law.

(f)    Within the last three years, no Target Company has distributed stock of another Person, nor had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 of the Code.

(g)    None of the Target Companies has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) (or any other transaction that is subject to similar disclosure requirements pursuant to a corresponding or similar provision of state, local, or non-U.S. Tax Legal Requirements).

(h)    None of the Target Companies is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i)    Within the last six years no claim has been made in writing by any taxing authority in a jurisdiction where a Target Company does not file Tax Returns that such Target Company is subject to Tax in that jurisdiction.

(j)    None of the Target Companies will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (C) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax laws) executed on or prior to the Closing Date; (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date (other than in the ordinary course of business); or (F) application of Code Section 965.

(k)    Except with respect to the employee retention credit, none of the Target Companies has deferred any payroll Taxes or availed itself of any of the Tax deferral, credits or benefits pursuant to the CARES Act that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable payroll Tax obligations of such Target Companies to any Governmental Body.

(l)    Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 2.15, and in Section 2.16 to the extent relating to Taxes, constitute the only representations and warranties being made by the Company in respect of Taxes.

2.16    Employee and Labor Matters; Benefit Plans.

(a)    Except as set forth in Part 2.16(a) of the Company Disclosure Schedule, none of the Target Companies is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and, to the knowledge of the Company, there are no labor organizations or works councils representing, purporting to represent or seeking to represent any employees of any of the Target Companies. There is no material strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or, to the knowledge of the Company, any threat thereof affecting any of the Target Companies or any of their employees.

(b)    Part 2.16(b) of the Company Disclosure Schedule sets forth all Company Employee Plans (other than any employment or similar agreement that do not provide severance protections or any independent contractor or consulting agreement with any Person that is not a natural Person).

(c)    None of the Target Companies intends, and none of the Target Companies has committed, to establish or enter into any new Company Employee Plan. Except as required by this Agreement, neither the Company, nor, to the Company’s knowledge, any other Person, intends to or has made any commitment to materially modify, change or terminate any Company Employee Plan, other than with respect to modifications, changes or terminations required by any Legal Requirements.

(d)    In the past six years, neither the Company nor any Company Affiliate has maintained, established, participated in or contributed to, or is or has been required to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under a plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan, any “multiemployer plan,” each as defined in Section 4001 of ERISA or 3(37) of ERISA, any multiple employer plan as defined in Code Section 413(c), or multiemployer welfare arrangement as defined in Section 3(40) of ERISA.

(e)    Each Company Employee Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been the subject of or is permitted to rely upon a favorable determination letter (or, if applicable, advisory or opinion letter) from the IRS that has not been revoked (or if not determined to be so qualified, such Company Employee Plan may still be amended within the remedial amendment period to cure any qualification defect to the extent permitted by applicable Legal Requirements), and to the knowledge of the Company, no event has occurred and no condition exists that would reasonably be expected to materially adversely affect the qualified status of any such Company Employee Plan or the imposition of any material liability, penalty or tax under ERISA or the Code. None of the Target Companies have engaged in a transaction in connection with which such Target Company reasonably would be subject to either material liability pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code.

(f)    Except as has not been or would not reasonably be expected to be material to the Target Companies, taken as a whole, (A) each Company Employee Plan has been operated and administered in accordance with its provisions and in compliance with all applicable Legal Requirements, including any applicable provisions of ERISA and the Code; and (B) all payments and contributions required to be made under the terms of any Company Employee Plan have been made or the amount of such payment or contribution obligation has been reflected in the Company SEC Documents filed prior to the date of this Agreement. Since December 31, 2020, the Target Companies have performed in all material respects all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and, to the knowledge of the Company, there is no default or violation by any other party to, any Company Employee Plan. There are no material liabilities of the Target Companies with respect to any Company Employee Plan that are not properly accrued and reflected in the financial statements of the Company where required by GAAP.

(g)    Except for coverage required under Section 601 et seq. of ERISA or 4980B of the Code (or any other similar state or local Legal Requirement) or as provided under any separation, severance or similar agreement, no Company Employee Plan provides any post-employment or retirement medical, dental, life or other welfare benefits to any current or former Company Employee.

(h)    Except as set forth in Part 2.16(h) of the Company Disclosure Schedule, each of the Target Companies is in material compliance with all applicable Legal Requirements related to employment and employment practices (including any Order or arbitration award of any court, arbitrator or any Governmental Body), including payment of wages, hours of work, harassment, discrimination, retaliation, employee safety or health, and labor relations.

(i)    Except as set forth in Part 2.16(i) of the Company Disclosure Schedule or pursuant to Section 5.2, or as a result of a resignation pursuant to Section 5.7, neither the execution of this Agreement nor the consummation of the Offer or the Merger (including in combination with other events or circumstances) will (i) entitle any Company Employee to, or accelerate the time of payment or vesting or increase the amount of, any material compensation or benefits due to any such Company Employee, (ii) limit or restrict the right to merge, amend, terminate or transfer any material assets of any Company Employee Plan on or following the Effective Time or (iii) result in the payment of any amount that would reasonably be expected, individually or in combination with any other such payment, to constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(j)    Each Company Employee Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder, except for any instances of noncompliance that would not reasonably be expected to result in a material liability to the Target Companies. No Company Employee Plan provides for an obligation to gross-up, indemnify or otherwise reimburse any Company Employee for any Tax incurred by such Company Employee pursuant to Section 409A or 4999 of the Code.

(k)    Except for loans provided under any Company Employee Plan intended to be qualified under Section 401(a) of the Code, as of the date of this Agreement, there are no loans or extensions of credit from any Company Employee Plan, the Target Companies or any Company Affiliate to any Company Employee.

(l)    As of the date of this Agreement, there are no actions, suits, claims, charges, complaints, grievances, arbitrations, investigations or other Legal Proceedings (except routine claims for benefits) pending or, to the knowledge of the Company threatened against any of the Target Companies and Company Affiliates relating to the employment or engagement of any Company Associate, which if determined or resolved adversely in accordance with the plaintiff’s demands would reasonably be expected to be material to the Target Companies taken as a whole.

(m)    There have been no “prohibited transactions” (as described in section 406 of ERISA or section 4975 of the Code) with respect to any Company Employee Plan none of the Target Companies or any Company Affiliates has engaged in any prohibited transaction, except as would not be material to the Target Companies taken as a whole.

2.17    Environmental Matters.

(a)    Since December 31, 2020, the Target Companies have been and are in compliance in all material respects with all applicable Environmental Laws, including possessing and complying in all material respects with the terms of all Orders required for their operations under applicable Environmental Laws. Between December 31, 2020 and the date of this Agreement, none of the Target Companies have received any written notice (or, to the knowledge of the Company, any other communication, whether written or otherwise), whether from a Governmental Body, citizens group, Company Associate or otherwise, that alleges that any of the Target Companies is not in compliance in all material respects with any applicable Environmental Law, which non-compliance has not been cured or for which there is any remaining material liability.

(b)    To the knowledge of the Company: (i) all Target Leased Real Property and any other property that is or was leased to or controlled or used by any of the Target Companies, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern or material environmental contamination except as would not reasonably be expected to require any material corrective action or other material remedial obligations under Environmental Laws by the Target Companies; (ii) none of the Target Leased Real Property or any other property that is or was leased to or controlled or used by any of the Target Companies contains any underground storage tanks, asbestos, equipment using polychlorinated biphenyls or underground injection wells; and (iii) none of the Target Leased Real Property or any other property that is or was leased to or controlled or used by any of the Target Companies contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released.

(c)    To the knowledge of the Company, no Target Company has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

(d)    Except as set forth in Part 2.17(d) of the Company Disclosure Schedule, none of the Target Companies have entered into any Company Contract that would reasonably be expected to require any of them to guarantee, reimburse, defend, hold harmless or indemnify any other party with respect to material liabilities arising out of Environmental Laws, or the activities of the Target Companies or any other Person relating to Materials of Environmental Concern.

(e)    For purposes of this Agreement: (i) “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution, worker safety, exposure of any individual to Materials of Environmental Concern or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment; and (iii) “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

2.18    Insurance. Part 2.18 of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of each material insurance policy and each material self-insurance program and arrangement of the Target Companies. Each material insurance policy, and each material self-insurance program and arrangement, of the Target Companies relating to the business, assets and operations of the Target Companies is in full force and effect. Between December 31, 2020 and the date of this Agreement, none of the Target Companies have received any written notice (or, to the knowledge of the Company, any other communication) regarding any actual or threatened: (a) cancellation or invalidation of any material insurance policy; (b) refusal of any material coverage amount or rejection of any material claim under any material insurance policy; or (c) that they are in default with respect to any material obligations under any material insurance policy. Between December 31, 2020 and the date of this Agreement, the Target Companies have paid, or caused to be paid, all premium due under any material insurance policy. As of the date of this Agreement, there is no pending workers’ compensation or other claim under or based upon any material insurance policy of any of the Target Companies involving an amount in excess of $50,000 in any individual case or $150,000 in the aggregate.

2.19    Transactions with Affiliates. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, during the period commencing on the date of the Company’s last proxy statement filed with the SEC through the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404(a) of Regulation S-K promulgated by the SEC.

2.20    Legal Proceedings; Orders.

(a)    Except as set forth in Part 2.20(a) of the Company Disclosure Schedule, there is no, as of the date hereof, and there has not been between December 31, 2019 and the date of this Agreement any, pending and served Legal Proceeding, and, to the knowledge of the Company, there is no pending but not served Legal Proceeding and, during such period no Person has threatened in writing or, to the Company’s knowledge, otherwise to commence any Legal Proceeding: (i) that names any of the Target Companies, any business of any of the Target Companies, any of the assets owned, leased or used by any of the Target Companies or, to the knowledge of the Company, any Company Associate, except as would not be material to the Target Companies, taken as a whole; or (ii) that challenges, or that would reasonably be expect to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with, the Offer, the Merger or any of the other Contemplated Transactions.

(b)    As of the date of this Agreement, there is no material Order to which any of the Target Companies, or any of the material assets owned or used by any of the Target Companies, is subject. To the knowledge of the Company, no officer or other key employee of any of the Target Companies is subject to any Order that prohibits such officer or other key employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Target Companies.

2.21    Government Contracts.

(a)    Except for the Government Contracts set forth in Part 2.10(a)(xi) of the Company Disclosure Schedule, as of and since December 31, 2021, the Target Companies have not been party to, and have not incurred any material liabilities with respect to, any Government Contracts, nor does any Target Company have any Government Contract Bids.

(b)    Neither the Target Companies nor any of their respective owners, officers, directors, or employees, nor to the knowledge of the Company any of its consultants, agents, or representatives (acting in their capacities as such) is as of the date of this Agreement debarred or suspended from doing business with any Governmental Body, or proposed for debarment or suspension, or otherwise ineligible to do business with any Governmental Body.

2.22    Authority; Binding Nature of Agreement. The Company has the corporate power and authority to enter into and, subject to the consummation of the Offer, to perform its obligations under this Agreement. The Company Board (at a meeting duly called and held) has: (a) determined that, as of the date of this Agreement, the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders, resolving that the Merger shall be governed by Section 251(h) of the DGCL; (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger; and (c) recommended, as of the date of this Agreement, that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer (the “Company Board Recommendation”). Assuming the due authorization, execution and delivery of this Agreement by Parent and Purchaser, this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

2.23    Inapplicability of Section 203 of the DGCL. Assuming the accuracy of the representation by Parent and Purchaser set forth in Section 3.9, the Company Board has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of this Agreement, the Support Agreements, or to the consummation of the Offer, the Merger or any of the other Contemplated Transactions.

2.24    No Vote Required. Assuming the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL, no vote or consent of the holders of any class or series of the Company’s capital stock or other securities is required to authorize this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby.

2.25    Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, the rules and regulations of the SEC, and the listing requirements of the Nasdaq Capital Market, and satisfaction of the Minimum Condition, except (i) as set forth in Part 2.25 of the Company Disclosure Schedule, or (ii) (x) in the case of clauses (b) through (c), as, individually or in the aggregate, would not would not be material to the Target Companies, taken as a whole, and (y) in the case of clauses (d) through (e), as would not reasonably be expected to have a Company Material Adverse Effect on the Target Companies, taken as whole, neither (1) the execution, delivery or performance by the Company of this Agreement, (2) the consummation of the Offer, nor (3) the consummation by the Company of the Merger or any of the other Contemplated Transactions, would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a)    contravene, conflict with or result in a violation of: any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Target Companies;

(b)    contravene, conflict with or result in a violation of any Legal Requirement or any Order to which any of the Target Companies, or any of the assets owned or used by any of the Target Companies, is subject;

(c)    contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Target Companies;

(d)    contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Material Contract; (ii) accelerate the maturity or performance of any such Company Material Contract; or (iii) cancel, terminate or modify any right, benefit, obligation or other term of such Company Material Contract; or

(e)    result in the imposition or creation of any Encumbrance upon or with respect to any tangible asset owned or used by any of the Target Companies (except for the Company Permitted Encumbrances).

Except as may be required by the Exchange Act, the DGCL and the listing requirements of the Nasdaq Capital Market, none of the Target Companies was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement by the Company; or (y) the consummation by the Company of the Merger or any of the other Contemplated Transactions, except where the failure to make any such filing or give any such notice or to obtain any such Consent would not would not be material to the Target Companies, taken as a whole.

2.26    Opinion of Financial Advisor. The Special Committee has received the opinion of Houlihan Lokey Capital, Inc. (the “Company’s Financial Advisor”), financial advisor to the Special Committee, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the Offer Price was fair, from a financial point of view, to the common stockholders of the Company. The Company will make available to Parent solely for informational purposes a copy of such opinion promptly following the date of this Agreement.

2.27    Financial Advisor. Except for the Company’s Financial Advisor and as set forth on Part 2.27 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Target Companies. The Company has Made Available to Parent accurate and complete copies of all agreements related to the engagement of the Company’s Financial Advisor pursuant to which the Company’s Financial Advisor could be entitled to any payment from any Target Company relating to the transactions contemplated hereby.

2.28    Disclosure. None of the information to be supplied by or on behalf of the Company in writing expressly for inclusion or incorporation by reference in the Offer Documents will, on the date the Schedule TO is filed with the SEC, on the date of any amendment or supplement thereto and on the date the Offer Documents are first published, sent or given to holders of shares of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company in writing for inclusion or incorporation by reference in the Schedule 14D-9 will, on the date the Schedule 14D-9 is filed with the SEC, on the date of any amendment or supplement thereto and on the date the Schedule 14D-9 is first published, sent or given to holders of shares of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

2.29    NOL Plan. The Company has taken all actions necessary to (i) render the Tax Benefit Preservation Plan, dated as of May 26, 2010, by and between Company and Computershare Trust Company, N.A., as rights agent, which plan was amended by Amendment No. 1 to Tax Benefit Preservation Plan dated as of April 14, 2014, Amendment No. 2 to Tax Benefit Preservation Plan dated as April 13, 2017, and Amendment No. 3 to Tax Benefit Preservation Plan dated as of March 31, 2020, and with the rights thereunder adjusted by that Certificate of Adjustment dated as of July 12, 2012 (the original plan, as amended and adjusted, the “NOL Plan”) inapplicable to this Agreement, the Offer and the Merger, and (ii) ensure that (A) none of Parent, Purchaser or Guarantor or any of their respective Affiliates is an Acquiring Person (as defined in the NOL Plan), (B) a Distribution Date (as such term is defined in the NOL Plan) does not occur and (C) the Rights (as such term is defined in the NOL Plan) issued under the NOL Plan do not become exercisable, in the case of clauses (A), (B) and (C), solely by reason of the execution of this Agreement or the consummation of the Offer or the Merger. In furtherance of, and not in limitation of, the foregoing, the Company Board has granted Parent and Purchaser the authority contemplated by Section 30 of the NOL Plan to engage in the transactions contemplated by this Agreement, such that each of the transactions contemplated by this Agreement constitute an Exempt Transaction (as defined in the NOL Plan).

2.30    Acknowledgement by the Company. The Company is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 3. Such representations and warranties by Parent constitute the sole and exclusive representations and warranties of Parent in connection with the Contemplated Transactions and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent.

SECTION 3    REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser jointly and severally represent and warrant to the Company as follows:

3.1    Due Organization; Etc.

(a)    Each of the Parent Companies is (i) a corporation or other Entity duly organized, validly existing and in good standing (or equivalent status) under the laws of the jurisdiction of its incorporation and (ii) has all necessary corporate or similar power and authority to conduct its business in the manner in which its business is currently being conducted; except in the case of clause (ii) as would not have a Parent Material Adverse Effect.

(b)    Each of the Parent Companies is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not have a Parent Material Adverse Effect

(c)    Each of Parent and Purchaser was formed solely for the purpose of engaging in the Contemplated Transactions and has engaged in no business other than in connection with the transactions contemplated by this Agreement. All of the issued and outstanding capital stock or other equity interests of each of Parent and Purchaser is owned directly or indirectly by the Guarantor.

3.2    Authority; Binding Nature of Agreement. Parent and Purchaser have the corporate power and authority to enter into and perform their respective obligations under this Agreement. The Parent Board (at a meeting duly called and held) has authorized and approved the execution, delivery and performance of this Agreement by Parent. Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

3.3    Ownership of Company Capital Stock. None of Parent, Purchaser or any of their “affiliates” or “associates” “owns,” or has “owned” in the past three years, any shares of Company Common Stock, as those terms are defined in Section 203 of the DGCL. Terms used in this Section 3.3 will be given the meaning set forth in Section 13 of the Exchange Act and the rules and regulations promulgated thereunder or Section 203 of the DGCL, as the case may be.

3.4    Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending and of which the Parent has been notified or, to the Parent’s knowledge, threatened against the Parent or any of its Subsidiaries, in each case that, individually or in the aggregate, is reasonably likely to have a Parent Material Adverse Effect. As of the date of this Agreement, there are no judgments, orders or decrees outstanding against the Parent or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Parent Material Adverse Effect.

3.5    Available Funds. The Parent will at the Acceptance Time and at the Closing have access to all of the funds that are necessary to enable the payment by the Parent or the Purchaser in cash of all amounts required to be paid by the Parent or the Purchaser in connection with the Offer, the Merger and the other Contemplated Transactions, including the payment of the Offer Price for each share of Company Common Stock tendered pursuant to the Offer, the payment of the Offer Price pursuant to the Merger, the payments owing to holders of Company Equity Awards under this Agreement and the payment of all fees and expenses related to or arising out of the Contemplated Transactions. In no event shall the receipt or availability of any funds or financing by or to Parent, Purchaser or any of their respective Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Purchaser hereunder. Parent has delivered to the Company a true and complete copy an executed equity commitment letter (the “Financing Commitment”), pursuant to which One Planet Group, LLC has committed, subject to the terms and conditions thereof, to provide equity financing in an aggregate amount set forth therein (the “Financing”). As of the date of this Agreement, the Financing Commitment has not been amended or modified, no such amendment or modification is contemplated, and the commitment contained in the Financing Commitment has not been withdrawn or rescinded in any respect. As of the date of this Agreement, the Financing Commitment is in full force and effect and constitutes the legal, valid and binding obligation of each of Parent and each of the other parties thereto (except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). There are no conditions precedent related to the funding of the full amount of the Financing other than as set forth in or contemplated by the Financing Commitment. There are no side letters or other contracts or arrangements (oral or written) related to the conditions precedent or availability of the Financing other than the Financing Commitment. As of the date of this Agreement, no event has occurred that (with or without notice or lapse of time, or both) would constitute a breach or default under the Financing Commitment. Parent is not aware of any fact or occurrence that makes any of the representations or warranties of Parent relating to Parent or Purchaser in the Financing Commitment inaccurate in any material respect. As of the date of this Agreement, Parent has no reason to believe that it or any other party to the Financing Commitment will be unable to satisfy on a timely basis any term or condition to be satisfied by it and contained in the Financing Commitment.

3.6    Non-Contravention; Consents. Assuming compliance with the rules and regulations of the SEC, neither (1) the execution, delivery or performance by the Parent and Purchaser of this Agreement, (2) the consummation of the Offer, nor (3) the consummation by Parent and Purchaser of the Merger or any of the other Contemplated Transactions, would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a)    contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Parent Companies;

(b)    contravene, conflict with or result in a violation of any Legal Requirement or any Order to which any of the Parent Companies, or any of the assets owned or used by any of the Parent Companies, is subject;

(c)    contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or any of its Subsidiaries;

(d)    contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract to which Parent or any of its Subsidiaries is a party, or give any Person the right to: (i) declare a default or exercise any remedy under any such Contract; (ii) accelerate the maturity or performance of any such Contract; or (iii) cancel, terminate or modify any right, benefit, obligation or other term of such Contract; or

(e)    result in the imposition or creation of any Encumbrance upon or with respect to any tangible asset owned or used by Parent or any of its Subsidiaries;

except, in the case of clauses (b), (c), (d) or (e), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Except as may be required by the Exchange Act and the listing requirements of the Nasdaq Capital Market, none of the Parent Companies was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance by the Parent and Purchaser of this Agreement; or (y) the consummation by the Parent and Purchaser of the Merger or any of the other Contemplated Transactions, except where the failure to make any such filing or give any such notice or to obtain any such Consent would not have a Parent Material Adverse Effect.

3.7    Disclosure. None of the information to be supplied by or on behalf of Parent in writing for inclusion or incorporation by reference in the Schedule 14D-9 will, on the date the Schedule 14D-9 is filed with the SEC and on the date the Schedule 14D-9 is first published, sent or given to holders of shares of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent in writing for inclusion or incorporation by reference in the Offer Documents will, on the date the Schedule 14D-9 is filed with the SEC and on the date the Schedule 14D-9 is first published, sent or given to holders of shares of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

3.8    Acknowledgement by Parent. Neither Parent nor Purchaser is relying and neither Parent nor Purchaser has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 2. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company in connection with the Contemplated Transactions and each of Parent and Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

3.9    Purchaser. Purchaser was formed solely for the purpose of engaging in the Contemplated Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions.

3.10    Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Purchaser.

3.11    Limited Guarantee. Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company a duly executed Limited Guarantee. The Limited Guarantee is in full force and effect and is the legal, valid and binding obligation of the Guarantor (except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity), and no event has occurred which, with or without notice or lack of time or both, would constitute a default on the part of the Guarantor under such Limited Guarantee.

SECTION 4     CERTAIN COVENANTS OF THE PARTIES REGARDING OPERATIONS DURING THE PRE-CLOSING PERIOD

4.1    Access and Investigation. During the period commencing on the date of this Agreement and ending as of the earlier of the termination of this Agreement in accordance with Section 7 or the Acceptance Time (the “Pre-Closing Period”), subject to applicable Legal Requirements (including attorney-client privilege and work product doctrine) and the terms of any confidentiality restrictions under Contracts of a party as of the date hereof, upon reasonable advance written notice to the Company the Company shall, and shall cause its Subsidiaries to: (a) provide the Representatives of Parent with reasonable access during normal business hours to the personnel and assets and existing books, records, Tax Returns, work papers and other documents and information of the Company or any of its Subsidiaries, in each case as reasonably requested by Parent; provided, that any such access shall be conducted at a reasonable time and in such a manner as not to interfere unreasonably with the operation of any business conducted by the Company or any of its Subsidiaries; and (b) provide the Representatives of Parent with such copies of the existing books, records, Tax Returns, work papers and other documents and information of the Company and its Subsidiaries as reasonably requested by Parent. During the Pre-Closing Period, the Company and the Parent shall, and shall cause their respective Representatives to, cause their senior officers to meet, upon reasonable notice and during normal business hours, with their respective chief financial officers and other officers responsible for the Company’s and Parent’s financial statements and the internal controls, respectively, to discuss such matters as the Company or Parent may deem necessary or appropriate. Without limiting the generality of any of the foregoing, during the Pre-Closing Period (but subject to applicable Legal Requirements, and except in the case of any document relating to any Acquisition Proposal, Superior Offer or Triggering Event), (x) the Company and Parent shall each promptly provide the other with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Target Companies or Parent or Purchaser in connection with the Merger or any of the other Contemplated Transactions a reasonable time in advance of the filing or sending of such document in order to permit a review thereof, and (y) schedule a weekly meeting (either in person or by phone or video link) of the senior management of the Target Companies with Representatives of Parent to discuss any topics material to the operation of the Target Companies that arose in the prior week or are reasonably expected to arise in the coming week. Nothing herein shall require the Company or Parent to disclose any information if such disclosure would jeopardize any attorney-client privilege or contravene any applicable Legal Requirement or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which a Target Company is a party); provided that the parties shall, to the extent reasonably practicable, disclose such information without jeopardizing such privilege or contravening such Legal Requirements or binding agreements. Nothing in this Section 4.1 shall require the Company to permit any inspection of, or to disclose: (i) any information concerning Acquisition Proposals, which shall be governed by Section 4.4, (ii) any information regarding the deliberations of the Company Board or the Special Committee with respect to the Contemplated Transactions or any similar transaction or transactions with any other person, the entry into the Agreement, or any materials provided to the Company Board or Special Committee in connection therewith, or (iii) materials prepared by the Company’s, the Company Board’s, or any Special Committee’s financial, accounting, or legal advisors with respect to the Contemplated Transactions or which is subject to an attorney/client or an attorney work product privilege. All information exchanged pursuant to this Section 4.1 shall be subject to the Confidentiality Agreement. No access or information pursuant to this Section 4.1 shall affect or be deemed to modify any representation or warranty made or deemed made by the Company herein.

4.2      Operation of the Business of the Target Companies.

(a)    During the Pre-Closing Period, except (1) as set forth in Part 4.2 of the Company Disclosure Schedule, (2) to the extent necessary to comply with the Company’s obligations under this Agreement or as otherwise necessary to effectuate the transactions contemplated by this Agreement, (3) as necessary to ensure that the Company complies with Legal Requirements and contractual obligations, (4) to the extent that Parent shall otherwise provide its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), or (5) as reasonably necessary to manage the cash flows of the business in order to preserve intact, to the extent reasonably possible, the business and operations of the Company and its Subsidiaries: (i) the Company shall use commercially reasonable efforts to cause each of the Target Companies to conduct its business and operations in the ordinary course and in accordance in all material respects with past practice and to pay its debt and payables; and (ii) the Company shall use commercially reasonable efforts to ensure that each of the Target Companies preserves intact the material components of its current business organization and maintains its relations and goodwill with all material suppliers, material customers, material licensors and Governmental Bodies.

(b)    During the Pre-Closing Period, except (1) as set forth in Part 4.2 of the Company Disclosure Schedule, (2) to the extent necessary to comply with the Company’s obligations under this Agreement or as otherwise necessary to effectuate the transactions contemplated by this Agreement, or (3) as necessary to ensure that the Company complies with Legal Requirements and contractual obligations, the Company shall not, and shall ensure that each of the other Target Companies does not, without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed:

(i)    declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (A) dividends or distributions between or among any of the Target Companies; (B) pursuant to the Company’s right to repurchase restricted stock held by an employee of the Company or any of its Subsidiaries upon termination of such employee’s employment; or (C) in connection with the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to the exercise of Company Options or the vesting of Restricted Shares;

(ii)    sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue shares of Company Common Stock upon the valid exercise of Company Options outstanding as of the date of this Agreement);

(iii)    amend or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Plan, any provision of any agreement evidencing any outstanding stock option or restricted stock, any restricted stock unit grant, or performance based restricted stock or restricted stock unit grant, or otherwise modify any of the terms of any outstanding option, restricted stock unit, warrant or other security or any related Contract.

(iv)    subject to the provisions of Section 4.4(g) amend, terminate or grant any waiver under any standstill agreements;

(v)    amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, except, in the case of Subsidiaries of the Company, for amendments that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or materially impede or delay consummation of the Contemplated Transactions;

(vi)    (A) acquire any equity interest or other interest in any other Entity; (B) form any Subsidiary; (C) effect, file a petition in respect of, become a party to, or adopt a plan of complete or partial liquidation, dissolution, business combination, amalgamation, merger, consolidation, employee restructuring, recapitalization or other reorganization of any of the Target Companies, or any share exchange, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(vii)    make any capital expenditure (except that the Target Companies may make any capital expenditure that: (A) is provided for in the Company’s budget Made Available to Parent prior to the date of this Agreement; or (B) when added to all other capital expenditures made on behalf of all of the Target Companies since the date of this Agreement but not provided for in the Company’s budget delivered or Made Available to Parent prior to the date of this Agreement, does not exceed $100,000 in the aggregate);

(viii)    except to the extent expressly permitted by any other clause of this Section 4.2(b), (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Company Material Contract or any other Contract that would be a Company Material Contract had it been in effect on the date hereof; (B) amend, terminate, or waive any material right or remedy under, any Company Material Contract, other than termination thereof upon the expiration of any such Contract in accordance with its terms or if permitted by the terms of such Company Material Contract, upon a material breach thereof by the counterparty thereto; or (C) incur, assume, endorse or otherwise become liable for any Debt (other than Debt among the Company and its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company);

(ix)    acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets: (A) acquired, leased, licensed or disposed of by the Company in the ordinary course of business consistent in all material respects with past practice; or (B) that are not material to the business of the Target Companies, taken as a whole);

(x)    make any pledge of or permit to become subject to any Encumbrances any assets that are material to the Company and its Subsidiaries, taken as a whole, except for Company Permitted Encumbrances and Encumbrances that do not materially detract from the value of such assets or that do not materially impair the operations of the Target Companies (taken as a whole);

(xi)    lend money to any Person (other than intercompany indebtedness, routine travel and business expense advances made to directors or employees, in each case in the ordinary course of business, and other than pursuant to a Contract existing on the date of this Agreement or pursuant to any advancement obligations under the Company’s or its Subsidiaries’ organizational documents), or, except in the ordinary course of business consistent in all respects with past practice, incur or guarantee any Debt (other than intercompany Debt);

(xii)    except as required under applicable Legal Requirements or the terms of any Company Employee Plan existing on the date of this Agreement, (A) establish, adopt, enter into any new, materially amend, terminate or take any action to accelerate rights or payments under, or exercise positive discretion with respect to the certification of performance goals under, any Company Employee Plan or Company Employee Agreement (except entering into customary releases with departing employees in the ordinary course of business) or (B) pay any bonus or make any profit sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity based compensation, whether payable in stock, cash or other property), any other similar payment (including severance, change of control or termination payments) or remuneration payable to, any Company Associate, other than increases in any such compensation or benefits to any Company Associate with annual base compensation of less than $250,000 in the ordinary course of business consistent in all material respects with past practice;

(xiii)    hire any employee with an annual base salary in excess of $200,000 or terminate the service or employment of any Company Associate with an annual base salary in excess of $200,000 (other than for cause);

(xiv)    other than as required by changes in GAAP or SEC rules and regulations, change any of its material methods of accounting or material accounting practices in any respect;

(xv)    make, change or revoke any material Tax election (other than, in each case, in the ordinary course of business), file any material Tax Return other than on a basis consistent with past practice (if applicable), amend any material Tax Return, change any material accounting method in respect of Taxes, knowingly settle or surrender any right or claim of a refund of a material amount of Tax, enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of other applicable Legal Requirement), enter into any Tax sharing agreement (other than an Ordinary Commercial Agreement), settle any material Tax claim, assessment, audit or investigation, consent to any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material Tax audit (other than in the ordinary course of an audit);

(xvi)    commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business consistent in all material respects with past practice involving only claims for monetary damages of not more than $100,000 in the aggregate; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit could result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with the Contemplated Transactions or a breach of this Agreement or the other agreements listed in the definition of “Contemplated Transactions;”

(xvii)    settle any Legal Proceeding, other than pursuant to a settlement: (A) that results solely in monetary obligations involving payment by the Target Companies of an amount less than or equal to the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings on the Company Audited Balance Sheet; (B) that results solely in monetary obligation involving only the payment of monies by the Target Companies of not more than $100,000 in the aggregate; (C) pursuant to or otherwise in accordance with Section 5.10; or (D) is covered by insurance maintained by the Target Companies;

(xviii)    recognize, or enter into, any collective bargaining agreement or any other Contract or other agreement with any labor organization, except as otherwise required by applicable Legal Requirements;

(xix)    (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Contract between a Target Company and a Company Affiliate; (B) amend, terminate, or waive any material right or remedy under, any Contract between a Target Company and a Company Affiliate, other than termination thereof upon the expiration of any such Contract in accordance with its terms or if permitted by the terms of such Contract, upon a material breach thereof by the counterparty thereto;

(xx)    Except as may be required by the certificate of incorporation, bylaws or other charter of organizational documents of the Company, convene any special meeting (or any adjournment thereof) of the stockholders of the Company;

(xxi)    Enter into any Contract with respect to the voting or registration of any Target Company’s capital stock;

(xxii)    (A) File any voluntary petition or consent to any petition seeking relief on behalf of a Target Company in bankruptcy, (B) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or similar official) of a Target Company or a substantial portion of the property of a Target Company (C) make any assignment for the benefit of any Target Company’s creditors or (D) admit its inability to pay its debts generally as they become due; or

(xxiii)    agree or commit to take any of the actions described in clauses “(i)” through “(xxii)” of this Section 4.2(b).

(c)    During the Pre-Closing Period, the Company shall promptly notify Parent in writing upon obtaining Company knowledge of any event, condition, fact or circumstance that would reasonably be expected to make the satisfaction of any of the Offer Conditions prior to the End Date impossible or that has had a Company Material Adverse Effect. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing upon obtaining Company knowledge of any claim asserted or Legal Proceeding commenced, or, to the Company’s knowledge, either: (A) with respect to a Governmental Body, overtly threatened; or (B) with respect to any other Person, threatened in writing, in each case against, relating to or involving any of the Contemplated Transactions. No notification given to Parent pursuant to this Section 4.2(d) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

(d)    During the Pre-Closing Period, Parent shall promptly notify the Company in writing upon obtaining Parent knowledge of any event, condition, fact or circumstance that would reasonably be expected to make the satisfaction of any of the Offer Conditions prior to the End Date impossible or that has had a Parent Material Adverse Effect. Without limiting the generality of the foregoing, Parent shall promptly advise the Company in writing upon obtaining Parent knowledge of any claim asserted or Legal Proceeding commenced, or, to the Parent’s knowledge, either: (A) with respect to a Governmental Body, overtly threatened; or (B) with respect to any other Person, threatened in writing, in each case against, relating to or involving any of the Contemplated Transactions. No notification given to the Company pursuant to this Section 4,2(e) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

4.3    Conduct of Business by the Parent and the Purchaser Pending the Merger. Except as otherwise expressly contemplated or permitted by this Agreement or as required by applicable law, during the Pre-Closing Period, (a) neither the Parent nor the Purchaser shall, directly or indirectly, without the prior consent of the Company (not to be unreasonably withheld, delayed or conditioned), take or cause to be taken any action that would be reasonably expected to have a Parent Material Adverse Effect and (b) the Purchaser shall not engage in any activity of any nature except for activities related to or in furtherance of the Offer, the Merger and the other Contemplated Transactions.

4.4      No Solicitation.

(a)    For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) (A) contains provisions as to confidentiality that are materially no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions or otherwise restrict the making of, or amendment or modification to, any Acquisition Proposal, (B) does not prohibit the Company from complying with its obligations under this Section 4.4 or Section 5.1(b) and (C) does not require the Company or any of its Subsidiaries to reimburse the costs or expenses of any Person (except in the case of litigation between the parties thereto), or (ii) was entered into prior to the date of this Agreement and Made Available to Parent.

(b)    The Company shall (and shall cause the other Target Companies to) and shall cause their Representatives to immediately cease any solicitation, discussions or negotiations with any Persons that may be ongoing as of the date of this Agreement with respect to an Acquisition Proposal. Except as permitted by this Section 4.4 or Section 5.1, until the Specified Time the Company shall not, and shall cause each other Target Company and direct its and their Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, or (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, or (iii) adopt any resolution for the purpose of exempting any Person (other than Parent and its Subsidiaries) from the restriction on “business combinations” or any similar provision contained in applicable Anti-Takeover Law or the Company’s organizational or other governing documents, unless such adoption occurs substantially concurrently with the termination of this Agreement in accordance with the terms hereof.

(c)    The Company shall, and shall cause the other Target Companies and direct its and their Representatives to, promptly (but in no event later than within five Business Days of the date of this Agreement), request the return from, or destruction by, all third parties of all non-public information previously furnished or made available to such parties by or on behalf of the Target Companies relating to any possible Acquisition Proposal within six months prior to the date of this Agreement (and the Company shall use commercially reasonable efforts to have such information returned or destroyed) and on the date of this Agreement terminate all physical and electronic data room access previously granted to any such party or its Representatives. For the avoidance of doubt, this Section 4.4(c) shall not restrict the Company or its Representatives from providing information to any Person in accordance with Section 4.4(d).

(d)    Notwithstanding anything else in this Agreement to the contrary, if at any time on or after the date hereof and prior to the Specified Time, any Target Company or any of its Representatives receives a bona fide written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made or renewed on or after the date hereof (and has not been withdrawn) and did not result from any breach of Section 5.1(b), or Section 4.4(b), if the Company Board determines in good faith, (i) after consultation with its independent financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Offer and (ii) after consultation with its outside legal counsel, that failure to take the following actions would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements, then the Company and its Representatives may (x) furnish, pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement, information (including non-public information) to the Person or group of Persons who has made such Acquisition Proposal (provided that the Company shall provide to Parent, promptly (and in any case, within 24 hours), any such non-public information that is provided to any Person given such access which was not previously made available to Parent or its Representatives), and (y) engage in, continue (subject to Section 4.4(c)) or otherwise participate in discussions or negotiations (including the solicitation of revised Acquisition Proposals) (and waive such Person’s noncompliance with provisions of any “standstill” agreement to the extent (but only to the extent) necessary to permit such discussions as determined by the Company Board) with the Person or group of Persons making such Acquisition Proposal and its or their Representatives.

(e)    The Company shall (i) promptly (and in any event within one Business Day following knowledge of receipt by an officer or director of the Company) notify Parent orally and in writing of any Acquisition Proposal that is received by any Target Company or any of its Representatives, (ii) provide to Parent the identity of the Person making or submitting such Acquisition Proposal, a copy of any written Acquisition Proposal (and any other written material provided by such Person with respect to such Acquisition Proposal to the extent setting forth a material clarification to the material terms and conditions thereof) from such Person and a written summary of the material terms and conditions of any such Acquisition Proposal that is presented orally, and (iii) keep Parent reasonably informed of any material developments regarding any such Acquisition Proposal on a reasonably prompt basis, including by providing reasonably prompt (and in any event within one Business Day following knowledge of the applicable development by an officer or director of the Company) notice of all material amendments or modifications thereto (it being understood that any change of any kind to the financial terms of such Acquisition Proposal shall be deemed to be such a material amendment or modification) and a copy of any final definitive agreement in respect of such Acquisition Proposal the Company would be prepared to execute. For the avoidance of doubt, all information provided to Parent pursuant to this Section 4.4(e) will be subject to the terms of the Confidentiality Agreement. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with this Section 4.4.

(f)    Nothing in this Section 4.4 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its fiduciary duties under applicable Legal Requirements or (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that (1) any such disclosure or position described in this paragraph (f) shall not be deemed to be a Company Adverse Change in Recommendation in and of itself and shall not in and of itself require the giving of any Determination Notice, and (2) this Section 4.4(f) shall not permit the Company Board to make a Company Adverse Change in Recommendation except to the extent expressly permitted by, and in accordance with, Section 5.1(b).

(g)    The Company (other than as permitted under Section 4.4(d)) (i) agrees that it will not, and it shall ensure that none of the other Target Companies will, release or permit the release of any Person from, or amend, waive or permit the amendment or waiver of any provision of, any “standstill” or similar agreement or provision to which any of the Target Companies is or becomes a party or under which any of the Target Companies has or acquires any rights and (ii) will use its commercially reasonable efforts to enforce or cause to be enforced each such agreement or provision.

(h)    The Company agrees that in the event that any Target Company or any Representative of any Target Company takes any action which, if taken by the Company, would constitute a breach of this Section 4.4 or Section 5.1, the Company shall be deemed to be in breach of this Section 4.4 or Section 5.1, as applicable.

4.5    Tax Matters. All stock transfer, real estate transfer, documentary, stamp, recording and similar Taxes (including interest, penalties and additions to any such Taxes) incurred in connection with this Agreement and/or the Contemplated Transactions shall be paid by the Surviving Corporation.

4.6    Financing

(a)    Subject to the terms and conditions set forth herein, Parent shall use its reasonable best efforts to consummate the Financing on the terms and conditions described in the Financing Commitment, including using reasonable best efforts to (i) satisfy on a timely basis all conditions applicable to Parent in the Financing Commitment that are within its control, (ii) maintain in full force and effect the Financing Commitment in accordance with the terms thereof, (iii) draw down upon and consummate the Financing contemplated by the Financing Commitment at the Acceptance Time and (iv) enforce its rights under the Financing Commitment in the event of a breach by any other party thereto.

(b)    No Condition. Parent and Purchaser acknowledge and agree that their obligation to consummate the Closing is not conditioned in any manner upon any Financing being made available to Parent or Purchaser.

SECTION 5    ADDITIONAL COVENANTS OF THE PARTIES

5.1      Company Recommendation

(a)    Until the Specified Time, neither the Company Board nor any committee thereof shall (1) (A) withhold, withdraw, qualify or modify in a manner adverse to Parent, or resolve to or publicly propose to withhold, withdraw, qualify, or modify in a manner adverse to Parent, the Company Board Recommendation, (B) remove the Company Board Recommendation from or fail to include the Company Board Recommendation in the Schedule 14D-9 or (C) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal (any action described in this clause (1) being referred to as a “Company Adverse Change in Recommendation”) or (2) adopt, approve, recommend, submit to stockholders or declare advisable, or propose to adopt, approve, recommend, submit to stockholders or declare advisable, or allow any Target Company to execute or enter into any letter of intent (whether or not binding), term sheet, merger agreement, acquisition agreement, option agreement, agreement in principle or similar agreement providing for any Acquisition Proposal, or requiring the Company to abandon, terminate, delay or fail to consummate the Contemplated Transactions (other than an Acceptable Confidentiality Agreement) (any such Contract, an “Alternative Acquisition Agreement”).

(b)    Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Specified Time:

(i)    if the Company has received a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of a breach of Section 4.4(b), (c), (d) or (e)) from any Person that has not been withdrawn and after consultation with outside legal counsel and independent financial advisors, the Company Board shall have determined in good faith that such Acquisition Proposal is a Superior Offer, (x) the Company Board may make a Company Adverse Change in Recommendation with respect to such Superior Offer, and/or (y) the Company may terminate this Agreement to substantially concurrently therewith enter into a Specified Agreement with respect to such Superior Offer and pay the Termination Fee pursuant to Section 7.3, in each case if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; (B) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Change in Recommendation or terminate this Agreement pursuant to Section 7.1(e) at least three Business Days prior to making any such Company Adverse Change in Recommendation or termination (a “Determination Notice”) (which notice shall not in and of itself constitute a Company Adverse Change in Recommendation or a termination of this Agreement); and (C) (1) the Company shall have made available to Parent the identity of the offeror, a summary of the material terms and conditions of the Acquisition Proposal and copies of all written materials and other documents required by Section 4.4(e), (2) the Company shall have given Parent the three Business Days after the Determination Notice to propose revisions to the terms of this Agreement, the Financing Commitment and/or the Limited Guarantee or make other proposals and shall, if requested by Parent, have made available its Representatives to negotiate with Parent with respect to such proposed revisions or other proposal, if any (provided, that Parent may revise such offer or proposal in response to any revisions to a Superior Offer), (3) after considering any such revised proposal from Parent, including whether such proposal was a written, binding and irrevocable offer, and the results of any such negotiations and giving effect to the proposals made by Parent, if any, the Company Board shall have determined in good faith (I) after consultation with outside legal counsel and its independent financial advisors, that such Acquisition Proposal is a Superior Offer and (II) after consultation with outside legal counsel, that the failure to make the Company Adverse Change in Recommendation and/or terminate this Agreement pursuant to Section 7.1(e) would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements and (4) if the Company intends to terminate this Agreement to enter into a Specified Agreement, the Company shall have complied with Section 7.1(e). The provisions of this Section 5.1(b)(i) shall also apply to any material amendment (which shall include any revision to the amount, form or mix of consideration the Company’s stockholder would receive) to any Acquisition Proposal and require a new Determination Notice, except that, in the case of material amendments to any Acquisition Proposal, the references to three Business Days shall be deemed to be two Business Days (except that in no event will the delivery of such a new Determination Notice shorten any existing three Business Day period); or

(ii)    other than in connection with a Superior Offer (which shall be subject to Section 5.1(b)(i)), the Company Board may make a Company Adverse Change in Recommendation in response to a Change in Circumstance, if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; (B) the Company shall have given Parent a Determination Notice at least three Business Days prior to making any such Company Adverse Change in Recommendation; and (C) (1) the Company shall have specified the Change in Circumstance in reasonable detail including a summary of the material facts and circumstances involved in such Change in Circumstance, (2) the Company shall have given Parent the three Business Days after the Determination Notice to propose revisions to the terms of this Agreement, the Financing Commitment and/or the Limited Guarantee or make other proposals and shall have made available its Representatives to negotiate with Parent with respect to such proposed revisions or other proposal, if any, such that the applicable Change in Circumstance would no longer necessitate a Company Adverse Change in Recommendation under this Section 5.1(b), and (3) after considering any such proposal, including whether such proposal was a written, binding and irrevocable offer, and the results of such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel, the Company Board shall have determined in good faith that the failure to make the Company Adverse Change in Recommendation would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements. The provisions of this Section 5.1(b)(ii) shall also apply to any material change to the facts and circumstances relating to such Change in Circumstance and require a new Determination Notice, except that, in the case of material changes to any facts and circumstances relating to such Change in Circumstance, the references to three Business Days shall be deemed to be two Business Days (except that in no event will the delivery of such a new Determination Notice shorten any existing three Business Day period).

5.2      Treatment of Company Equity Awards.

(a)    Prior to the Effective Time, the Company will cause all Company Options, whether vested or unvested, to be terminated and cancelled as of the Effective Time, and each Company Option (whether vested or unvested) shall be converted into, and represent only, the right of the holder thereof to receive an amount in cash, without interest, equal to the excess, if any, of the Offer Price over the exercise price per share thereof. With respect to all other Company Options, such termination and cancellation will be for no consideration. The holder of any Company Option shall be notified of the treatment of the Company Options pursuant to this Section 5.2 in accordance with any applicable notice provisions of the Company Equity Plan or the applicable award agreement evidencing the Company Option.

(b)    Prior to the Effective Time, the Company will cause all unvested Company Restricted Shares to become fully vested, and all Company Restricted Shares outstanding immediately prior to the Effective Time shall be converted automatically into and shall thereafter represent the right to receive the Offer Price.

(c)    At the Effective Time, Parent may (if Parent determines that it desires to do so) assume the Company Stock Plan.

(d)    All payments under this Section 5.2 shall be made at or as soon as practicable following the Effective Time, pursuant to the Company’s or the Surviving Corporation’s ordinary payroll practices, subject to any applicable withholding; provided, however, all such payments shall be made within 30 days following the Effective Time.

5.3      Employee Benefits.

(a)    (i) For a period that is at least twelve months following the Closing Date, the Surviving Corporation shall provide each Continuing Employee with, as applicable, (A) a rate of salary that is no less than that provided to such Continuing Employee immediately prior to the Effective Time, and (B) severance and similar benefits that are no less favorable than the severance and similar benefits provided to the applicable Continuing Employees as of the date hereof, as set forth on Part 5.3(a) of the Company Disclosure Schedule, and (ii) until December 31, 2022, the Surviving Corporation shall maintain the same employee benefits plans as were maintained by the Company immediately prior to the Effective Time. Notwithstanding anything provided in this Section 5.3(a) or otherwise to the contrary, for a period ending on December 31, 2023, to the extent that any Continuing Employee commences participation in any employee benefit plan, program or arrangement of Parent, the Guarantor or one of their Affiliates (collectively, the “Parent Group”), such participation shall be on terms and at levels that are substantially the same as those at which similarly situated employees of the Parent Group participate.

(b)    Nothing in this Section 5.3 or elsewhere in this Agreement shall be construed to create a right in any Company Associate to employment with the Parent Group, the Surviving Corporation or any other Subsidiary of Parent.

(c)    If requested by Parent at least ten days prior to the Closing Date, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the Closing Date and effective immediately prior to the Effective Time, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If Parent makes such termination request, the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company Board (or such other entity with the authority to terminate a Company 401(k) Plan) of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and reasonable comment of Parent). With respect to any Company 401(k) Plan that is terminated upon Parent’s request in accordance with this Section 5.3(c), Parent shall cause any defined contribution plan maintained by Parent or any other member of the Parent Group that contains a qualified cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Parent 401(k) Plan”) to allow each Continuing Employee to make a “direct rollover” to the Parent 401(k) Plan of the account balances (including the in-kind rollover of notes evidencing outstanding participant loans) of such Continuing Employee under the Company 401(k) Plan in which such Continuing Employee participated prior to the Closing, if such direct rollover is elected in accordance with applicable Legal Requirements.

(d)    With respect to each “employee benefit plan” as defined in Section 3(3) of ERISA and each vacation or paid time off and severance plan (that is not an “employee benefit plan” as defined in Section 3(3) of ERISA) maintained by any member of the Parent Group (collectively, the “Parent Benefit Plans”) in which any Continuing Employee participate after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Continuing Employees with the Company or a Subsidiary, as the case may be, for purposes of eligibility, vesting and participation (but not for purposes of benefit accrual other than with respect to vacation, paid time off, or severance), in any such Parent Benefit Plan to the extent such service was credited under the applicable Company Employee Plan. In addition, and subject to the concurrence of any third-party insurers, Parent shall, or shall cause the Surviving Corporation to, use its commercially reasonable efforts to: (i) waive all limitations as to preexisting conditions, exclusions, waiting periods and similar limitations with respect to participation and coverage requirements applicable to the Continuing Employees and their eligible dependents under any Parent Benefit Plan that is a welfare benefit plan in which such Continuing Employees and their dependents may be eligible to participate after the Effective Time, other than preexisting condition limitations, exclusions, waiting periods or similar limitations that are already in effect with respect to such Continuing Employees and/or dependents and that have not been satisfied or waived as of the Effective Time under any welfare benefit plan maintained for the Continuing Employees immediately prior to the Effective Time; and (ii) provide each Continuing Employee with credit for any co-payments, deductibles or other out-of-pocket expenses paid prior to the Effective Time in satisfying any applicable deductible or other out-of-pocket requirements under any Parent Benefit Plan that is a welfare plan in which such Continuing Employees may be eligible to participate after the Effective Time.

(e)    Notwithstanding the foregoing provisions of this Section 5.3, nothing contained in this Agreement shall (i) be treated as an amendment of any particular Company Employee Plan, Parent Benefit Plan or Company Employee Agreement, (ii) give any third party, including any Continuing Employee or any representative thereof, any right to enforce the provisions of this Section 5.3 or (iii) obligate any member of the Parent Group, the Surviving Corporation or any of their Affiliates to (1) maintain any particular benefit plan or (2) retain the employment of any particular employee. No Company Associate, and no Continuing Employee or any person other than the parties hereto, shall be deemed to be a third party beneficiary of this Section 5.3.

5.4      Indemnification of Officers and Directors.

(a)    The Surviving Corporation shall cause all rights to indemnification, advancement of expenses and exculpation from liabilities by the Company or its Subsidiaries existing in favor of those Persons who are current or former directors or officers of the Company or its Subsidiaries at or prior to the Effective Time (the “Indemnified Persons”) for their acts and omissions as directors and officers, employees or agents of the Company or its Subsidiaries occurring prior to the Effective Time, as provided in the Company’s certificate of incorporation or bylaws (as in effect as of the date of this Agreement) and as provided in any indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement) identified in Part 2.10(a)(viii) of the Company Disclosure Schedule, to survive the Merger and continue in full force and effect in accordance with their terms to the fullest extent permitted by Delaware law. For a period of six (6) years from the Closing Date, the Surviving Corporation shall cause the certificate of incorporation and bylaws (or comparable organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of current or former directors and officers as are presently set forth in the certificate of incorporation and bylaws of the Company and such Subsidiaries, and such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any Person benefited by such provisions without such person’s prior written consent.

(b)    Prior to Closing, the Company shall purchase a “tail policy” providing for directors’ and officers’ liability insurance and fiduciary liability insurance coverages in the amounts set forth on Part 5.4(b) of the Company Disclosure Schedule for a period of six (6) years following the Effective Time with respect to matters arising on or before the Effective Time; provided, however, that the cost for such “tail policy” shall not exceed $1,000,000.

(c)    In the event the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Corporation shall ensure that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.4.

(d)    The provisions of this Section 5.4 shall survive the consummation of the Merger and are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs and may not be amended without their prior written consent and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

5.5    Regulatory Approvals and Related Matters. Each party shall cooperate with each other party and shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to consummate the Contemplated Transactions, including by (a) making all filings (if any) and giving all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions; (b) using reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions (provided, that in no event shall Parent, Purchaser, the Company or any of its Subsidiaries be required to pay any monies or agree to any material undertaking in connection with the foregoing); and (c) using reasonable best efforts to lift any restraint, injunction or other legal bar to the Merger; provided, however, that notwithstanding anything to the contrary in this Agreement, none of Parent, Purchaser or any of their respective Subsidiaries shall be required to, and the Company may not and may not permit any of its Subsidiaries to, without the prior written consent of Parent, become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Corporation, Parent, Purchaser or any Subsidiary of any of the foregoing, (ii) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of the Company, the Surviving Corporation, Parent, Purchaser or any Subsidiary of any of the foregoing in any manner, (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Purchaser or any Subsidiary of any of the foregoing; provided, further, that if requested by Parent, the Company or its Subsidiaries will become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company or its Subsidiaries in the event the Closing occurs, (iv) amend or modify any of their rights or obligations under this Agreement or any other agreement entered into in connection with the Merger or any of the other Contemplated Transactions, or (v) directly or indirectly restructure, or commit to restructure, the Merger or any of the other Contemplated Transactions; and (d) promptly submitting any information reasonably requested by any Governmental Body. Each of the Company and Parent shall give the other party prompt notice upon becoming aware of the commencement or known threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other Contemplated Transactions, keep the other party reasonably informed as to the status of any such Legal Proceeding or threat, and in connection with any such Legal Proceeding, if permitted by applicable Legal Requirements and by any applicable Governmental Body, each of the Company or Parent will permit authorized representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

5.6    Disclosure. Parent and the Company shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment on, any press release(s) or other public statement(s) or making any announcement(s) to Company Associates (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or any of the other Contemplated Transactions and shall not issue any such press release, public statement or announcement to Company Associates without the other party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing: (a) each party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents or Parent SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party), (b) a party may, without the prior consent of the other party but subject, to the extent practical, to giving advance notice to the other party and giving due consideration to comments from the other party, issue any such press release or make any such public announcement or statement as may be required by Legal Requirement and (c) no party need consult with the other parties in connection with any press release, public statement or filing to be issued or made pursuant to or in connection with Section 4.4(f) or in connection with any Acquisition Proposal, Superior Offer or Company Adverse Change in Recommendation; provided that nothing in this Section 5.6 limits or otherwise modifies the Company’s obligations under Section 1.3(b), Section 4.4, Section 5.1(a) or Section 5.1(b).

5.7    Resignation of Officers and Directors. To the extent requested by Parent, the Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Effective Time the resignation of each officer and director of each of the Target Companies identified by Parent in writing from such office or directorship (but not from employment with any Target Company).

5.8    Section 16 Matters. Prior to the Effective Time, the Company shall use its reasonable best efforts take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Merger by each director or officer who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be under Rule 16b-3 promulgated under the Exchange Act.

5.9    Obligations of Purchaser. Parent shall take all action necessary to cause Purchaser and the Surviving Corporation to perform their respective obligations under this Agreement to consummate the Offer and Merger upon the terms and subject to the conditions set forth in this Agreement.

5.10    Certain Litigation. In the event that any litigation related to this Agreement and/or the Contemplated Transactions is brought by, or threatened in writing by, any Person against the Company and/or its directors or officers, the Company shall promptly notify Parent of such litigation and shall keep Parent reasonably informed with respect to the status thereof. Notwithstanding anything to the contrary herein (but subject to the following sentence), the Company shall have the right to control the defense of any such litigation; provided that the Company shall give the Parent the opportunity to participate, at the Parent’s expense, in the defense of any such litigation and the Company shall give due consideration to the Parent’s advice with respect to such litigation. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not settle, offer to settle, or enter into any negotiations or agreements with respect to the settlement or potential settlement of any such litigation without the prior written consent of Parent, which consent shall not be unreasonably conditioned, withheld or delayed (provided that Parent shall not withhold its consent if the settlement involves (a) solely the payment of an aggregate amount not to exceed $100,000 and supplemental disclosure (provided, further that the Parent shall be given reasonable opportunity to review and comment on any supplemental disclosure and the Company shall consider in good faith any reasonable changes thereto proposed by Parent), (b) no admission of wrongdoing or liability, (c) no injunctive or similar relief, (d) a complete and unconditional release from the named plaintiff(s) of all defendants in respect of all disclosure claims then pending relating to this Agreement and the Contemplated Transactions, (e) the withdrawal or dismissal of all claims and actions then pending relating to this Agreement and the Contemplated Transactions and (f) no restrictions on the Company’s ability to conduct its business following the Closing). Each of the Parent and the Company shall notify the other promptly of the commencement, or commencement threatened in writing, of any such litigation of which it has received notice.

5.11    Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable (to the extent that such actions can reasonably be taken prior to the Effective Time) on its part under applicable laws and rules and policies of the Nasdaq Capital Market to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from the Nasdaq Capital Market and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

5.12    State Takeover Laws. If any Anti-Takeover Law is or may become applicable to any of the transactions contemplated by this Agreement, the Company, the Company Board, Parent, the Parent Board and Purchaser, as applicable, each shall take such actions as are necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and otherwise eliminate or minimize the effects of any such Anti-Takeover Law on such transactions.

5.13    NOL Plan; Stockholder Arrangements. As soon as reasonably practicable after the date hereof, the Company shall amend the NOL Plan to provide that the Expiration Date (as such term is defined in the NOL Plan) shall occur at the point in time immediately prior to the Acceptance Time, but only if such Acceptance Time shall occur, which such amendment shall be provided to Parent at least five (5) Business Days prior to the Initial Expiration Time, and shall be subject to the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. The Company hereby waives any provision of that certain Fourth Amended and Restated Stockholder Agreement, dated as of March 1, 2017, by and among the Company and certain stockholders of the Company or of any Tax Benefit Preservation Plan Exemption Agreement and Irrevocable Proxy by and among the Company and any stockholder of the Company entered into in connection with the NOL Plan or the NOL Plan itself (each an “Applicable Stockholder Agreement” and collectively, the “Applicable Stockholder Agreements”), in each case that would limit or otherwise prevent such stockholder from entering into the Support Agreement and performing its obligations thereunder. Without limiting the generality of the foregoing, the Company hereby waives, and shall not exercise, and shall cause any director or officer of the Company that have been granted a proxy to vote any Shares subject to any Applicable Stockholder Agreement not to exercise, any rights under an Applicable Stockholder Agreement, including any right of first refusal, any right to restrict the transfer of Shares, any standstill restrictions, any repurchase option, any consequences arising from a change in control of the Company, any obligation of a stockholder under any Applicable Stockholder Agreement to vote its Shares in any particular manner, or any right to vote such Shares pursuant to any proxy granted under any Applicable Stockholder Agreement (“Company Stockholder Restrictions”), in each case to the extent necessary (i) to permit any stockholder to tender any Shares into the Offer and to perform such stockholders obligations under any Support Agreement, and/or (ii) to permit Parent or Purchaser to consummate the transactions contemplated by this Agreement, and the Company shall timely comply with any and all notice provisions required under the Applicable Stockholder Agreements in connection with the transactions contemplated by this Agreement. At the Acceptance Time, the Company will terminate or waive (to the extent not already waived hereunder and within the Company’s ability to waive) any Company Stockholder Restrictions with respect to any Shares and terminate (to the extent any separate action is required) the Applicable Stockholder Agreements.

SECTION 6    CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY TO CONSUMMATE THE MERGER

The obligations of Parent and Purchaser, on the one hand, and the Company, on the other hand, to cause the Merger to be effected and otherwise cause the Contemplated Transactions to be consummated are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1     Completion of the Offer. The Parent or the Purchaser shall have irrevocably accepted for purchase and paid for all shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer.

6.2     No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.3     FIRPTA Certificate. The Company shall have delivered to Parent a statement from the Company that the Company is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (ii) a notice to be delivered to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of the Company, in each case, in the form set forth in the attached Exhibit E.

SECTION 7   TERMINATION

7.1      Termination. This Agreement may be terminated (with respect to Section 7.1(b) through 7.1(h), by written notice by the terminating party to the other party, with termination by Parent also being an effective termination by Purchaser) prior to the Acceptance Time:

(a)    by mutual written consent of Parent and the Company;

(b)    by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable Order, or shall have taken any other final and non-appealable action, having the effect of permanently restraining, enjoining or otherwise prohibiting or making illegal the acceptance of Shares in the Offer or the Merger; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall have used its reasonable best efforts to contest, appeal and remove Order or action in accordance with Section 5.5;

(c)    by either Parent or the Company (A) if the Acceptance Time shall not have occurred on or before midnight Eastern Time on the End Date; or (B) the Offer shall have expired or been terminated in accordance with its terms without Purchaser having purchased any Shares pursuant thereto; provided, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(c) if any action of such party or failure of such party to perform or comply with the covenants and agreements of such party set forth in this Agreement shall have been the cause of, or resulted in, the event specified in either of the foregoing clauses (A) or (B) and such action or failure to perform constitutes a breach of this Agreement;

(d)    by Parent (at any time prior to the Acceptance Time) if, whether or not permitted to do so: (i) the Company Board or any committee thereof shall have made a Company Adverse Change in Recommendation; (ii) the Company, Company Board or any committee thereof shall have adopted, approved, recommended, submitted to stockholders, declared advisable, executed or entered into (or resolved, determined or proposed to adopt, approve, recommend, submit to stockholders, declare advisable, execute or enter into) any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into pursuant to Section 4.4 or Section 5.1); (iii) following the public disclosure of an Acquisition Proposal (other than a tender or exchange offer which is the subject of clause (iv) below), the Company Board fails to publicly reaffirm the Company Board Recommendation within five Business Days after Parent so requests in writing (provided that Parent may only make such request on two occasions); (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Parent or a Parent Affiliate) and the Company Board shall have recommended that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender or exchange offer, the Company Board shall have failed to recommend against acceptance of such offer; (v) the Company shall have materially breached its obligations under Section 4.4, Section 5.1(a) or Section 5.1(b); or (vi) other than in connection with an Acquisition Proposal, the Company shall have failed to issue a press release that reaffirms the Company Board Recommendation within five Business Days after Parent so requests in writing (provided that Parent may only make such request on two occasions) (each of the foregoing “Triggering Event”); provided, that any such termination under this paragraph (d) must occur within 10 Business Days of the applicable Triggering Event;

(e)    by the Company (at any time prior to the Acceptance Time) in order to, substantially concurrent with such termination, enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (a “Specified Agreement”), which right may be exercised if, and only if: (i) the Company has not breached the requirements of Section 4.4, Section 5.1(a) or Section 5.1(b) with respect to such Superior Offer, (ii) the Company Board shall have authorized the Company to enter into such Specified Agreement and (iii) the Company pays the Termination Fee as provided in Section 7.3(b);

(f)    by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate such that the Offer Conditions set forth in clause (e) in Exhibit D would not be satisfied; or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the Offer Condition set forth in clause (d) would not be satisfied; provided, however, that, (A) for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of the Company’s representations and warranties or a breach of a covenant or obligation by the Company is capable of being cured by the End Date, then Parent may not terminate this Agreement under this Section 7.1(f) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period equal to the lesser of 30 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach, and (B) Parent may not terminate under this paragraph (f) if the Parent or Purchaser is then in material breach and ending on the day prior to the End Date of any of its representations, warranties, covenants or obligations under this Agreement; or

(g)    by the Company if: (i) if any representation or warranty contained in this Agreement on the part of Parent or Purchaser shall be inaccurate, or the failure to perform any covenant or obligation in this Agreement on the part of Parent or Purchaser shall have occurred, in each case, if such inaccuracy or failure to perform would reasonably be expected to prevent, delay or impair, Parent or Purchaser from consummating any of the Contemplated Transactions or would otherwise have, or would be reasonably likely to have, a Parent Material Adverse Effect; provided, however, that, (A) for purposes of this paragraph (g), if an inaccuracy in any of Parent’s or Purchaser’s representations and warranties or a breach of a covenant or obligation by Parent or Purchaser is capable of being cured by the End Date, then the Company may not terminate this Agreement under this Section 7.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period equal to the lesser of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach and ending on the day prior to the End Date, and (B) the Company may not terminate under this paragraph (g) if the Company is then in material breach of any of its representations, warranties, covenants or obligations under this Agreement; or

(h)    by the Company (A) if the Purchaser shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the time period specified in Section 1.1; provided that the Company is not then in material breach of Section 1.1(c) or Section 1.2 or (B) if the Purchaser shall have failed to irrevocably accept for purchase all shares of Company Common Stock validly tendered (and not validly withdrawn) within two (2) Business Days of the expiration of the Offer (as it may be extended in accordance with the terms of this Agreement) and as of such expiration, all of the Offer Conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied assuming a Closing would occur).

7.2     Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Purchaser or the Company or their respective Representatives, stockholders and affiliates following any such termination; provided, however, that (a) Section 5.6, this Section 7.2, Section 7.3 and Section 8 shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (c) the termination of this Agreement shall not relieve any party from any liability for intentional common law fraud or, except to the extent provided in Section 7.3(b) with respect to Parent, any Willful Breach by such party. Nothing shall limit or prevent any party from exercising, prior to any termination of this Agreement, any rights it may have to specific performance under Section 8.5 in lieu of terminating this Agreement pursuant to Section 7.1.

7.3      Expenses; Termination Fee; Reverse Termination Fee.

(a)    Except as set forth in this Section 7.3, all Transaction Expenses shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with the filing, printing and mailing of the Offer Documents and any amendments or supplements thereto.

(b)    If this Agreement is terminated:

(i)    by the Company pursuant to Section 7.1(e);

(ii)    by Parent pursuant to Section 7.1(d);

(iii)    by Parent or the Company pursuant to Section 7.1(c) or by Parent pursuant to Section 7.1(f), and: (A) an Acquisition Proposal shall have been made to the Company’s Board of Directors or management or publicly made, proposed or communicated (or shall have otherwise become publicly known) after the date of this Agreement and prior to such termination (unless withdrawn prior to such termination); and (B) within 12 months of such termination the Company shall have consummated an Acquisition Proposal or shall have entered into a definitive agreement with respect to any Acquisition Proposal that is thereafter consummated (provided that for purposes of this clause (B) the references to “15%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50.1%”), or

(iv)    by the Company pursuant to Section 7.1(g) if all of the Offer Conditions have been satisfied or waived by Parent or Purchaser in accordance with the terms of this Agreement and Purchaser shall have failed to consummate the Offer in accordance with the terms of this Agreement, then, in any such event under clause “(i)”, “(ii)” or “(iii)” of this Section 7.3(b), the Company shall pay to Parent the Termination Fee by wire transfer of same day funds (x) in the case of Section 7.3(b)(i), prior to or concurrently with the termination of this Agreement and execution of the Specified Agreement, (y) in the case of Section 7.3(b)(ii), within two Business Days after such termination or (z) in the case of Section 7.3(b)(iii), two Business Days after consummation of the Acquisition Proposal referred to in subclause (iii)(B) above; and in any such event under clause “iv” of this Section 7.3(b), Parent shall pay to the Company the Reverse Termination Fee by wire transfer of same day funds prior to or concurrently with the termination of this Agreement; it being understood that in no event shall a party be required to pay the Termination Fee or the Reverse Termination Fee, or applicable, on more than one occasion. As used herein, “Termination Fee” means a cash amount equal to $250,000. In the event that a party shall receive the Termination Fee or Reverse Termination Fee, as applicable, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by such party and its Affiliates or any other Person in connection with this Agreement (and the termination hereof) or the Contemplated Transactions (and the abandonment thereof), or any matter forming the basis for such termination, and none of the parties or their Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against any other party or its Representative or Affiliates arising out of this Agreement, any of the Contemplated Transactions or any matters forming the basis for such termination; provided, however, that nothing in this Section 7.3(b) shall relieve any party from any liability for intentional common law fraud or shall relieve the Company form any liability for Willful Breach of this Agreement.

(c)    If this Agreement is terminated by Parent or the Company pursuant to Section 7.1(c) and Parent is not obligated to pay the Reverse Termination Fee, in accordance with the terms of this Agreement, the Company shall reimburse Parent promptly upon demand (but in any event within two Business Days after the date of such demand), by wire transfer of same day funds, any Transaction Expenses (including disbursements and fees of outside legal counsel and outside strategic advisors) incurred by Parent in connection with this Agreement or the Contemplated Transactions (“Parent Expenses”); provided that the Parent Expenses shall not exceed Five Hundred Thousand Dollars ($500,000).

(d)    The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the Contemplated Transactions and that, without these agreements, the parties would not enter into this Agreement; accordingly, if a party fails to timely pay any amount due pursuant to this Section 7.3, and, in order to obtain the payment, the party to which such amount is due commences a Legal Proceeding which results in a judgment against the defaulting party, the defaulting party shall pay the party to which such amount is due its reasonable and documented costs and expenses (including reasonable and documented fees of outside legal counsel) in connection with such suit, together with interest on such amount and the Termination Fee or Reverse Termination Fee, as applicable, and, if applicable, the Parent Expenses at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made, plus 2% per annum, through the date such payment was actually received.

SECTION 8    MISCELLANEOUS PROVISIONS

8.1     Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption of this Agreement by the Company’s stockholders); provided, however, that: (a) after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by applicable Legal Requirements requires further approval of the stockholders of the Company without the further approval of such stockholders; and (b) no amendment shall be made which by law or regulation of the Nasdaq Capital Market requires further approval of Parent’s stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.2      Waiver.

(a)    Subject to Sections 8.2(b) and 8.2(c), at any time prior to the Effective Time, any party hereto may: (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.

(b)    No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c)    No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.3    No Survival of Representations and Warranties. None of the representations, warranties, covenants or agreements contained in this Agreement or in any instrument, document or certificate delivered pursuant to, or in connection with, this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

8.4    Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement, the Financing Commitment, the Limited Guarantee and the other agreements, exhibits, appendices and disclosure schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that except as otherwise set forth in this Agreement, the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms (it being understood that no provision in this Agreement or in the Confidentiality Agreement shall limit any party’s rights or remedies in the case of intentional common law fraud). This Agreement may be executed in separate counterparts (including by facsimile or by an electronic scan, including portable document format (.pdf) delivered by electronic mail), each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by other electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.5    Applicable Law; Jurisdiction; Specific Performance; Remedies. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any laws, rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Delaware. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware; and (b) each of the parties irrevocably waives the right to trial by jury. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Legal Requirements or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy. The parties hereto acknowledge and agree that the Company shall be entitled to specific performance of Parent’s obligation to cause the Financing to be funded at the Acceptance Time and of the Parent’s and Purchaser’s obligations to consummate the Offer and the Closing and the obligations of the parties to the Financing Commitment to fund the Financing at the Acceptance Time, in each case in accordance with the terms of the Financing Commitment only if each of the following conditions has been satisfied: (i) all of the Offer Conditions have been satisfied (other than those conditions that by their terms are to be satisfied at the Acceptance Time; provided, that each of which is capable of being satisfied if the Acceptance Time were to occur at such time) or waived in writing by Parent; and (ii) the Company has delivered irrevocable written notice to Purchaser that (A) all conditions to the Company’s obligations hereunder have been satisfied (other than those conditions that by their terms are to be satisfied at the Acceptance Time) or waived in writing by the Company, (B) the Company is ready, willing and able to complete the Closing, and (C) if specific performance is granted, then the consummation of the Offer and the Closing will occur on the terms and conditions contemplated by this Agreement (as amended, restated or modified in accordance with the terms herein); and (iii) Purchaser fails to consummate the Offer on the date it is required to have done so pursuant to Section 1.1(c) and within two (2) Business Days following the delivery of the written notice specified in the foregoing clause (ii).

8.6    Disclosure Schedules. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2. The Company Disclosure Schedule shall be delivered as of the date hereof, and no amendments or modifications thereto shall be made. Any purported update or modification to the Company Disclosure Schedule after the date hereof shall be disregarded, unless otherwise agreed to in writing by the parties hereto. The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or is outside the ordinary course of business.

8.7    Assignability; No Third Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (i) as specifically provided in Section 5.4 and (ii) after the Effective Time, with respect to the payment of consideration to holders of Company Common Stock pursuant to Section 1 hereof.

8.8    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as Federal Express), one Business Day after mailing; (c) if sent by facsimile transmission or e-mail before 5:00 p.m. (addressee’s time), when transmitted and receipt is confirmed; (d) if sent by facsimile transmission or e-mail after 5:00 p.m. (addressee’s time) and receipt is confirmed, on the following Business Day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the physical address or facsimile number set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Purchaser:

One Planet Group, LLC

1820 Bonanza Street

Walnut Creek, California 94596

Attention: Legal Department

Email: legal@oneplanetstudios.com

with a copy (which shall not constitute notice) to:

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Attention: Jodi Simala and William Kucera

Email: jsimala@mayerbrown.com; wkucera@mayerbrown.com

if to the Company:

AutoWeb, Inc.

6410 Oak Canyon, Suite 250

Irvine, California 92618

Attention: Glenn E. Fuller

Executive Vice President, Chief Legal Officer and Secretary

Email Address: AutoLegal@autoweb.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, CA 90071

Attention: Matthew B. Dubeck

Telephone: (213) 229-7622

Email: mdubeck@gibsondunn.com

8.9     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

8.10    Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)    The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”. The term “or” is not exclusive.

(d)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e)    The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f)    The phrases “currently conducted” and “currently being conducted” means conducted on the date of this Agreement.

(g)    The term “material” as used in Section 2 or Section 3 of this Agreement (and in the related definitions set forth in Exhibit A) means material to the Target Companies taken as a whole, or the Parent Companies taken as a whole, as applicable.

(h)    References to the “date hereof” refer to the date set forth in the initial caption of this Agreement. References to the “parties” or a “party” refer to the parties or party hereto, unless otherwise indicated.

(i)    Any payment to be made pursuant hereto shall be made in U.S. dollars and by wire transfer of immediately available funds.

Remainder of page intentionally left blank

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

UNITY AC 1, LLC

By:
Name:	Payam Zamani
Title:	President & CEO

UNITY AC 2, Inc.

By:
Name:	Payam Zamani
Title:	President & CEO

Signature Page to Agreement and Plan of Merger

AUTOWEB, INC.

By:
Name:	Glenn E. Fuller
Title:	Executive Vice President, Chief Legal
Officer and Secretary

Signature Page to Agreement and Plan of Merger

EXHIBIT A

Certain Definitions

For purposes of the Agreement (including this Exhibit A):

Acquisition Proposal. “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or Purchaser or any of their Affiliates) for an Acquisition Transaction (in each case, other than the Contemplated Transactions).

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Contemplated Transactions) for:

(a)         any acquisition or purchase by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than a 15% beneficial or record interest in the total outstanding voting securities of the Company (or instruments convertible into or exercisable or exchangeable for more than 15% of any such securities) of the Company, including pursuant to a stock purchase, merger, consolidation, tender offer, share exchange or other transaction involving the Company or any of its Subsidiaries;

(b)         any tender offer (including self-tender) or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) owning (beneficially or on record) more than 15% of the total outstanding voting securities of the Company (or instruments convertible into or exercisable or exchangeable for more than 15% of any such securities) of the Company;

(c)         any merger, consolidation, business combination, share exchange, issuance of securities, acquisition of securities, reorganization, recapitalization or other similar transaction for more than 15% of the voting securities of the Company or the consolidated assets of the Target Companies, taken as a whole;

(d)         any sale, lease, exchange, transfer, exclusive license or disposition, in each case, other than in the ordinary course of business, of more than 15% of the consolidated assets of the Target Companies, taken as a whole (measured by the lesser of book or fair market value thereof); or

(e)         any combination of the foregoing resulting in the acquisition in any manner, directly or indirectly, of over 15% of the voting securities or consolidated total assets of the Target Companies.

Affiliate. “Affiliate” shall have the meaning set forth in Rule 405 under the Securities Act.

Anti-Takeover Law. “Anti-Takeover Law” shall mean all “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Legal Requirement.

Available Cash. “Available Cash” means the cash and cash equivalents on the balance sheet of the Company as of the Closing Date less the amount of such cash and cash equivalents that Parent reasonably determines should be retained by the Company as of the Closing Date such that the Target Companies may continue as going concerns.

Available Closing Expense Amount. “Available Closing Expense Amount” means the amount by which the Commitment Amount exceeds the aggregate Cash Consideration for each share of Company Common Stock outstanding as of immediately prior to the Effective Time, except for those Shares provided for in Section 1.8(a)(i) and Section 1.8(a)(ii).

Available Closing Advisory Expense Amount. “Available Closing Advisory Expense Amount” means the amount, if any, by which the Available Closing Expense Amount exceeds the amount actually paid at the Closing pursuant to Section 1.11(x).

Business Day. A “Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which commercial banking institutions are authorized or required by applicable Legal Requirements to be closed in New York City, New York.

CARES Act. “CARES Act” means, collectively, the U.S. Coronavirus Aid, Relief, and Economic Security Act or any similar applicable federal, state, or local law, as may be amended (including IRS Notices 2020-65 and 2021-11, the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster issued on August 8, 2020, and the Consolidated Appropriations Act, 2021).

Cash Consideration. “Cash Consideration” shall mean $0.39 in cash per Share, without interest.

Change in Circumstance. “Change in Circumstance” shall mean any material event, development or change in circumstances with respect to the Target Companies that (a) was neither known to, nor was reasonably foreseeable by, the Company Board on or prior to the date of this Agreement (or, if known, the consequences of which were not known or reasonably foreseeable to the Company Board as of the date of this Agreement) and (b) does not relate to an Acquisition Proposal.

CIT Loan Agreement. “CIT Loan Agreement” means that certain Loan, Security and Guarantee Agreement dated as of March 26, 2020 by and among the Company, the other obligors party thereto, the lenders party hereto, and CIT Northbridge Credit LLC, a Delaware limited liability company, as agent for the lenders thereto (as amended by that certain First Amendment to Loan, Security and Guarantee Agreement dated as of May 18, 2020, that certain Second Amendment to and Consent Under Loan, Security and Guarantee Agreement dated as of July 30, 2021, that certain Third Amendment to Loan, Security and Guarantee Agreement dated as of September 13, 2021, that certain Fourth Amendment to Loan, Security and Guarantee Agreement dated as of May 26, 2022, and as the same may be further amended, restated, supplemented, or otherwise modified from time to time).

Closing Debt Amount. “Closing Debt Amount” means the amount payable to the holder of Debt outstanding under the CIT Loan Agreement in order to fully discharge such Debt and terminate all applicable obligations and liabilities of the Company related thereto, as specified in the Debt Payoff Letter.

Closing Transaction Expenses. “Closing Transaction Expenses” means those Transaction Expenses itemized in paragraph (b) of Part 1.11 of the Company Disclosure Schedule.

Code. “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

Commitment Amount. “Commitment Amount” means $13,000,000 plus, if any, the Excess Debt Amount.

Company Affiliate. “Company Affiliate” shall mean any Person under common control with any of the Target Companies within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Company Associate. “Company Associate” shall mean any current or former officer, employee, independent contractor, consultant or director, of or to any of the Target Companies.

Company Audited Balance Sheet. “Company Audited Balance Sheet” shall mean the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2021 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Company Board. “Company Board” shall mean the Company’s board of directors.

Company Capitalization and NOL Plan Representations. “Company Capitalization Representations” shall mean the representations and warranties set forth in Sections 2.3(a) (the first sentence only), 2.3(c), 2.3(e) and 2.29.

Company Common Stock. “Company Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company.

Company Contract. “Company Contract” shall mean any Contract to which any of the Target Companies is a party or by which any of the Target Companies is otherwise bound.

Company Designated Representations. “Company Designated Representations” shall mean the representations and warranties set forth in Sections 2.1(a), 2.1(b), 2.22, 2.24, 2.25(a) and 2.27.

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the Company Disclosure Schedule that has been prepared by the Company in accordance with the requirements of Section 8.6 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

Company Employee. “Company Employee” shall mean any officer or other employee of any of the Target Companies.

Company Employee Agreement. “Company Employee Agreement” shall mean each management, employment, bonus, transaction bonus, consulting, separation, relocation, repatriation or expatriation agreement or other similar Contract between: (a) any of the Target Companies; and (b) any Company Associate.

Company Employee Plan. “Company Employee Plan” shall mean each material Company Employee Agreement, each “employee benefit plan” (as defined in of Section 3(3) of ERISA whether or not ERISA is subject to such plan) and each other material plan, program, policy, practice or Contract providing for compensation, including bonus or other incentive compensation, stock purchase, stock option and other equity compensation, severance or other termination benefits, deferred compensation, salary continuation, supplemental unemployment compensation, employee loan, retention or change in control benefits, transaction bonus, tax gross-up, relocation, expatriation, repatriation, hospitalization, medical, health, or life insurance coverage (including any self-insured arrangements), commission, death or disability benefits, employee assistance program, workers’ compensation, fringe benefits, sick pay, paid time off, vacation pay, profit sharing, retirement benefits or other similar benefits or remuneration of any kind, whether or not in writing and whether or not funded that does not constitute an “employee benefit plan,” within the meaning of Section 3(3) of ERISA in any case that is or has been maintained or contributed to, or required to be maintained or contributed to, by any of the Target Companies or any Company Affiliate for the benefit of any Company Associate, or with respect to which any of the Target Companies or any Company Affiliate has any liability.

Company Equity Award. “Company Equity Award” shall mean any form of compensation (including deferred compensation) that is or may be paid or settled in Company Common Stock and includes the Company Options and Company Restricted Shares.

Company IP. “Company IP” shall mean: (a) all Intellectual Property Rights in or to the Target Company’s products or services; and (b) all other Intellectual Property Rights with respect to which any of the Target Companies has an ownership interest or exclusive rights.

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any effect, change, claim, event or circumstance (collectively, “Effect”) that, considered together with all other Effects, is or would reasonably be expected to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on the business, financial condition or results of operations of the Target Companies taken as a whole; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred or could or would occur, a Company Material Adverse Effect: (i) conditions generally affecting the industry in which any Target Company participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a materially disproportionate impact on the Target Companies taken as a whole as compared to other industry participants; (ii) general conditions in the financial markets, and any changes therein, and any changes arising out of acts of terrorism, war, weather conditions, viruses or pandemics or other force majeure events, to the extent that such conditions do not have a materially disproportionate impact on the Target Companies, taken as a whole, as compared to other industry participants; (iii) changes in the trading price or trading volume of Company Common Stock, or the actual or threatened suspension of trading in or delisting of the Company’s securities on the Nasdaq Capital Market (it being understood, however, that except as otherwise provided in this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume of Company Common Stock may give rise to a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred or could or would occur); (iv) changes in GAAP (or any interpretations of GAAP) or Legal Requirements applicable to Company or any of its Subsidiaries; (v) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in this sentence, any Effect giving rise to or contributing to any such failure may give rise to a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred or could or would occur); (vi) any stockholder litigation or other claims arising from or relating to this Agreement or the Contemplated Transactions and/or relating to a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; (vii) resulting or arising out of the execution, announcement or performance of this Agreement or any of the Contemplated Transactions, including the loss of employees, suppliers or customers (including customer orders or Contracts); (viii) the taking of any action expressly required to be taken pursuant to this Agreement or the taking of any action requested by Parent to be taken pursuant to the terms of the Agreement to the extent taken in accordance with such request; or (ix) a material decline in the business, operating results or financial condition of the Company and its Subsidiaries on a consolidated basis occurring after the date of this Agreement.

Company Options. “Company Options” shall mean options to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Stock Plan, subject to inducement grants, assumed by the Company or otherwise).

Company Pension Plan. “Company Pension Plan” shall mean each: (a) Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

Company Restricted Shares. “Company Restricted Shares” shall mean restricted shares of Company Common Stock granted by the Company pursuant to the Company Stock Plan.

Company Stock Plan. “Company Stock Plan” shall mean, collectively, the AutoWeb, Inc. 2018 Equity Incentive Plan, the AutoWeb, Inc. Amended and Restated 2014 Equity Incentive Plan, the AutoWeb, Inc. 2022 Equity Incentive Plan, and outstanding Company Options awarded as inducement grants.

Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain Confidentiality and Nondisclosure Agreement, dated as of May 5, 2022, between the Company and Parent.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean the Offer, the Merger and the other transactions contemplated by the Agreement.

Continuing Employees. “Continuing Employees” shall mean all employees of the Target Companies who continue employment with the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time.

Contract. “Contract” shall mean any agreement, contract, subcontract, grant, funding agreement, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or other legally binding understanding, arrangement, commitment or undertaking.

Data Protection Laws. “Data Protection Laws” shall mean any and all applicable Legal Requirements that: (a) relate to the collection, confidentiality, processing, privacy, security, protection, transfer or cross-border data flow of Personal Information; (b) provide rights to an individual whose Personal Information is being processed to control how his/her Personal Information is being processed; or (c) trigger a duty to notify an individual whose Personal Information has been, or may have been, the subject of a Security Breach.

Debt. “Debt” shall mean all (A) obligations for borrowed money, (B) obligations evidenced by notes, bonds, debentures or other similar documents, (C) capitalized lease obligations; (D) obligations under any installment sale arrangement; (E)  guarantees of any of the foregoing (in each case, other than any such Debt owed by the Company or any wholly owned Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company); and (F) obligations or undertakings to maintain or cause to be maintained the financial position or purchase obligations of another.

DGCL. “DGCL” shall mean the Delaware General Corporation Law.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, or similar encumbrance.

End Date. “End Date” shall mean September 16, 2022.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Estimated Debt Amount. “Estimated Debt Amount” means the amount set forth on Part 1.11 of the Company Disclosure Schedule in respect of the CIT Loan Agreement.

Excess Debt Amount. “Excess Debt Amount” means the amount, if any, by which the Closing Debt Amount exceeds the Estimated Debt Amount, subject to a maximum of $494,349.10.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

GAAP. “GAAP” shall mean generally accepted accounting principles in the United States.

GDC Cap Amount. “GDC Cap Amount” means the amount set forth on Part 1.11 of the Company Disclosure Schedule in respect of Gibson Dunn & Crutcher LLP.

Government Contract. “Government Contract” shall mean any Contract for the sale of supplies or services currently in performance or that has not been closed that (a) is between any Target Company, on the one hand, and a Governmental Body, on the other hand or (b) is entered into by any Target Company as a subcontractor (at any tier) in connection with a Contract between another Person and a Governmental Body. All orders or calls under a Government Contract shall be deemed part of the same Government Contract.

Government Contract Bid. “Government Contract Bid” shall mean any quotation, offer, bid or proposal made by the Company prior to the Effective Time that, if accepted, would result in or lead to a Government Contract. For avoidance of doubt, the term Government Contract Bid includes only quotations, offers, bids or proposals that have not expired and for which award has not been made.

Governmental Authorization. “Governmental Authorization” shall mean an approval, permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the Nasdaq Global Market).

HL Cap Amount. “HL Cap Amount” means the amount set forth on Part 1.11 of the Company Disclosure Schedule in respect of Houlihan Lokey Capital, Inc.

Intellectual Property Rights. “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, database rights, and mask works; (b) trademark, trade name, trade dress and domain name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

IRS. “IRS” shall mean the United States Internal Revenue Service.

IT Systems. “IT Systems” shall mean any information technology systems used in connection with, and material to, the operation of the business of the Company, including any software and any servers, systems, sites, circuits, networks, interfaces, platforms and other computer and telecom assets and equipment.

knowledge of the Company. “knowledge of the Company” or a similar phrase shall mean the actual knowledge as of the date of this Agreement of Jared Rowe, Carlton Hamer, Sara Partin, Dan Ingle or Glenn Fuller.

knowledge of Parent. “knowledge of Parent” or a similar phrase shall mean the actual knowledge as of the date of this Agreement of Payam Zamani, Tatevik Davtyan or Amrita Rostamian.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq Global Market or Nasdaq Capital Market).

Made Available. Any statement in the Agreement to the effect that any information, document or other material has been “Made Available” shall mean that: (a) with respect to such information, document or other material Made Available by the Company: (i) such information, document or material was made available prior to the execution of the Agreement in the virtual data room maintained by the Company with Datasite LLC in connection with the Contemplated Transactions or (ii) such information, document or material was publicly filed by the Company prior to the execution of this Agreement, and (b) with respect to information, document or other material Made Available by Parent: (i) such information, document or material was made available prior to the execution of the Agreement by e-mail to the Company or its Representatives; or (ii) such information, document or material was publicly filed by Parent prior to the execution of this Agreement.

Open Source Software. “Open Source Software” shall mean any software that is licensed pursuant to any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses (including all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Server Side Public License (SSPL) and the Sun Industry Standards License (SISL)) or any license under which such software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms or models.

Order. “Order” shall mean any order, writ, injunction, judgment or decree.

Parent Affiliate. “Parent Affiliate” shall mean any Person under common control with any of the Parent Companies within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Parent Board. “Parent Board” shall mean Parent’s board of directors.

Parent Companies. “Parent Companies” shall mean (a) Parent, (b) Purchaser and (c) any other Subsidiary of Parent.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any Effect that, individually or in the aggregate with all other Effects, is or would reasonably be expected to, materially and adversely affect the ability of Parent and Purchaser to consummate the transactions contemplated by the Agreement prior to the End Date, provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred or could or would occur, a Parent Material Adverse Effect: any changes arising out of acts of terrorism, war, weather conditions, viruses or pandemics or other force majeure events, to the extent that such conditions do not have a materially disproportionate impact on Parent and Purchaser, taken as a whole, as compared to other participants in the industries in which they operate.

Parent SEC Documents. “Parent SEC Documents” shall mean registration statements, proxy statements, certifications and other statements, reports, schedules, forms and other documents filed by Parent with the SEC.

Person. “Person” shall mean any individual, Entity or Governmental Body, including Parent, the Company and Purchaser.

Personal Information. “Personal Information” shall mean any information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, and is protected under Data Protection Laws (which may be defined as “personally identifiable information,” “personal data,” “personal information,” “protected health information,” or similar terms).

Reference Date. “Reference Date” shall mean the date that is two Business Days prior to the date of this Agreement.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

Representatives. “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, investment bankers, other advisors and representatives.

Reverse Termination Fee. “Reverse Termination Fee” shall mean a cash amount equal $1,000,000.00.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Security Breach. “Security Breach” shall mean any misuse, compromise or unauthorized access, destruction, loss, alteration, acquisition or disclosure of any Personal Information.

Special Committee. “Special Committee” means the special committee of the Company Board.

Specified Time. “Specified Time” shall mean the earlier of (a) the time at which this Agreement is terminated in accordance with the terms hereof and (b) the Acceptance Time.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Superior Offer. “Superior Offer” means any bona fide written Acquisition Proposal, (A) which is on terms the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and independent financial advisors, to be more favorable from a financial point of view to the Company’s stockholders than the Contemplated Transactions, taking into account all the terms and conditions of such proposal and this Agreement and (B) that the Company Board believes is likely to be completed in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of such proposal; provided that for purposes of the definition of “Superior Offer”, the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “80%.”

Tax. “Tax” shall mean any and all any federal, state, provincial, local or foreign income, gross receipts, license, accumulated earnings, personal holding company, profits, windfall profits, workers’ compensation, severance, payroll, employment, premium, excise, occupation, environmental, customs duties, capital stock, franchise, escheat, unclaimed property, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, stamp, ad valorem, value added, alternative or add-on minimum or estimated tax or other taxes, duties, fees, levies, assessments or governmental charges, in each case, in the nature of Taxes and imposed by a Governmental Body, including any interest, penalty or addition thereto imposed by a Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election or certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.

Target Companies. “Target Companies” shall mean: (a) the Company; and (b) each of Company’s Subsidiaries.

Transaction Expenses. “Transaction Expenses” shall mean, without duplication and subject to Section 7.3 (including with respect to any sharing of fees and/or expenses contemplated by this Agreement), with respect to each party, all fees and expenses incurred or payable by such party (including any such fees or expenses that such party is legally obligated to pay or reimburse) at or prior to the Effective Time in connection with the Contemplated Transactions and this Agreement, including (a) any fees and expenses of legal counsel and accountants, the amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, and other advisors of such party; (b) fees paid to the SEC in connection with filing the Schedule TO or Schedule 14D-9, and any amendments and supplements thereto, with the SEC; (c) any fees and expenses in connection with the printing, mailing and distribution of the Offering Documents or Schedule 14D-9 and any amendments and supplements thereto; and (d) only with respect to the Company, any “single-trigger” bonus, severance, change-in-control payments or similar payment obligations that become due or payable to any director, officer, employee or consultant of the Company upon, and solely as a result of, the consummation of the Contemplated Transactions (provided, that Transaction Expenses shall not include any amounts (i) payable as a result of any arrangements implemented or actions taken by the Parent or by the Target Companies after the Effective Time, or (ii) discharged prior to the Closing).

Willful Breach. “Willful Breach” shall mean a material breach of any covenant or agreement set forth in this Agreement that is a consequence of a deliberate act, or deliberate failure to act, undertaken by the breaching party with the actual knowledge (or with the knowledge a Person acting reasonably under the circumstances should have) that the taking of such act, or failure to act, would result in such breach.

Other Defined Terms. In addition, each of the following terms shall have the meaning given to such term in the applicable Section of the Agreement listed opposite such term:

Term	Section
Acceptable Confidentiality Agreement	4.4(a)
Acceptance Time	1.1(c)
Agreement	Preamble
Alternative Acquisition Agreement	5.1(a)
Applicable Stockholder Agreement	5.13
Book Entry Shares	1.8(c)
Closing	1.6
Closing Date	1.6
Company	Preamble
Company 401(k) Plan	5.3(d)
Company Adverse Change in Recommendation	5.1(a)
Company Board Recommendation	2.22
Company Certifications	2.4(a)
Company’s Financial Advisor	2.26
Company Material Contract	2.10(a)
Company Permitted Encumbrances	2.6

Term	Section
Company SEC Documents	2.4(a)
Company Stock Certificate	1.9
Debt Payoff Letter	1.11
Determination Notice	5.1(b)(i)
Dissenting Shares	1.8(c)
Effective Time	1.6
Enforceability Exceptions	2.10(b)
Environmental Law	2.17(e)
Excluded Shares	Recitals
Expiration Time	1.1(b)
Extension Deadline	1.2(b)
file	2.4(a)
Financing	3.5
Financing Commitment	3.5
Guarantor	Recitals
In-bound IP License	2.10(a)
Indemnified Persons	5.4(a)
Initial Expiration Time	1.1(b)
Limited Guarantee	Recitals
Materials of Environmental Concern	2.17(e)
Merger	Recitals
National Priorities List	2.17(c)
NOL Plan	2.29
Offer	Recitals
Offer Conditions	1.1(a)
Offer Documents	1.2
Offer Price	Recitals
Ordinary Commercial Agreement	2.15(e)
Out-bound IP License	2.10(a)
Parent	Preamble
Parent 401(k) Plan	5.3(c)
Parent Benefit Plans	5.3(d)
Parent Expenses	7.3(c)
Parent Group	5.3(a)
Paying Agent	1.10(a)
Payment Fund	1.10(a)
Pre-Closing Period	4.1
Purchaser	Preamble
Real Property Lease	2.8(c)
Release	2.17(e)
Schedule 14D-9	1.3(b)
Schedule TO	1.2
Shares	Recitals
Specified Agreement	7.1(e)
Support Agreements	Recitals

Term	Section
Surviving Corporation	Recitals
Target Leased Real Property	2.8(c)
Target Registered IP	2.9(a)
Termination Fee	7.3(b)(iii)
Transaction Expenses Payoff Instructions	1.11
Triggering Event	7.1(d)
Withholding Agent	1.12

EXHIBIT B

SURVIVING CORPORATION CERTIFICATE OF INCORPORATION

EXHIBIT B

EIGHTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AUTOWEB, INC.

ARTICLE I

The name of the corporation (the “Corporation”) is: AutoWeb, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 3500 S Dupont HWY, Dover DE 19901. The name of the Corporation’s registered agent at such address is Incorporating Services, Ltd.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, $0.001 par value.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, adopt, alter, amend, or repeal the Bylaws of the Corporation (the “Bylaws”).

ARTICLE VI

Elections of directors of the Corporation need not be by written ballot unless the Bylaws shall so provide.

ARTICLE VII

To the fullest extent permitted by the DGCL or other applicable law, as the same exists or as may hereafter be amended, a director of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment, repeal or elimination of the provisions of this ARTICLE VII shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this ARTICLE VII in effect at the time of the alleged occurrence of any act or omission giving rise to liability.

ARTICLE VIII

1.    The Corporation shall, to the fullest extent permitted by the DGCL or other applicable law, as the same exists or as may hereafter be amended, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2.    Expenses incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall (in the case of any action, suit or proceeding against a current or former director of the Corporation) or may (in the case of any action, suit or proceeding against a current or former officer, employee or agent) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors of the Corporation upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VIII.

3.    The indemnification and other rights set forth in this Article VIII shall not be exclusive of any provisions with respect thereto in the Bylaws or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.

4.    Neither the amendment nor repeal of this Article VIII, paragraph (1), (2) or (3), nor the adoption of any provision of this Certificate of Incorporation inconsistent with Article VIII, paragraph (1), (2) or (3), shall eliminate or reduce the effect of this Article VIII, paragraph (1), (2) or (3), in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this Article VIII, paragraph (1), (2) or (3), if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

ARTICLE IX

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation. No amendment, alteration, change, or repeal of any provision of this Certificate of Incorporation shall be made unless the same is approved by the board of directors of the Corporation pursuant to a resolution adopted by the directors then in office in accordance with the Bylaws and applicable law and thereafter approved by the stockholders.

EXHIBIT C

SURVIVING CORPORATION BYLAWS

EXHIBIT C

EIGHTH AMENDED AND RESTATED

BYLAWS

OF

AutoWeb, Inc.
(the “Corporation”)

Adopted as of

These Eighth Amended and Restated Bylaws (as amended, the “Bylaws”) of the Corporation, are effective as of and hereby amend and restate the previous bylaws of the Corporation, where are hereby deleted and replaced with the following:

ARTICLE I
OFFICES

The registered office of the Corporation shall be the registered office named in the Amended and Restated Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”), or such other office as may be designated from time to time by the board of directors of the Corporation (the “Board of Directors” or the “Board”) in the manner provided by law. Should the Corporation maintain a principal office or place of business within the State of Delaware, such registered office need not be identical to such principal office or place of business of the Corporation. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II
STOCKHOLDERS

Section 2.1    Time and Place of Meetings. All meetings of stockholders for the election of directors or for any other purpose shall be held on such date, and at such time and place, either within or without the State of Delaware, as shall be designated by the Board of Directors. In the absence of any such designation by the Board of Directors, each such meeting shall be held at the principal office of the Corporation.

Section 2.2    Annual Meetings. An annual meeting of stockholders shall be held for the purpose of electing directors and transacting such other business as may properly be brought before the meeting.

Section 2.3    Special Meetings. Special meetings of stockholders, for any purpose or purposes, unless otherwise prescribed by law, may be called by the Chairman of the Board of Directors, if any, or by the President, and shall be called by the Secretary at the direction of the Board of Directors. The business transacted at a special meeting of stockholders shall be limited to the purpose or purposes for which such meeting is called, except as otherwise determined by the Board of Directors.

Section 2.4    Notice of Meetings. Notice of each meeting of stockholders stating the date, time, and place of the meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice of any special meeting of stockholders shall state the purpose or purposes for which the meeting is called.

Section 2.5    List of Stockholders Entitled to Vote. The Corporation shall prepare, at least ten (10) days before every meeting of stockholders (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting), a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order for each class of stock, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, at least ten (10) days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting or (ii) during ordinary business hours at the principal place of business of the Corporation. If the meeting is to be held at a place, then the list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders or to vote in person or by proxy at any meeting of stockholders.

Section 2.6    Quorum; Adjournment. Except as otherwise provided by law or the Certificate of Incorporation, the holders of a majority of the stock issued and outstanding and entitled to vote at a meeting, present in person or represented by proxy, shall constitute a quorum at all meetings of stockholders for the transaction of business. If a quorum is present when a meeting is convened, the subsequent withdrawal of stockholders, even though less than a quorum remains, shall not affect the ability of the remaining stockholders lawfully to transact business. If a quorum is not present or represented when a meeting is convened, the holders of the stock present in person or represented by proxy at the meeting and entitled to vote at such meeting shall have the power, by the affirmative vote of the holders of a majority of such stock, to adjourn the meeting to another date, time, and place, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting, at which a quorum is present or represented, any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting in accordance with Section 2.4.

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Section 2.7    Organization. The Chairman of the Board of Directors, if any, shall act as chairman at all meetings of stockholders. If a Chairman of the Board of Directors is not elected or, if elected, is not present, then the President shall act as chairman.

Section 2.8    Voting. At each meeting of stockholders, each stockholder entitled to vote at such meeting shall be entitled to one vote for each share of stock held by such stockholder that has voting power on the matter in question on the record date for the meeting. When a quorum is present or represented at any meeting, the vote of the holders of stock having a majority of the voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which, by express provision of law or the Certificate of Incorporation, a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 2.9    Action by Written Consent of Stockholders Without a Meeting. Unless otherwise provided in the Certificate of Incorporation, any action required to be taken at a meeting of stockholders, or any action which may be taken at a meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing (including an electronic transmission made in accordance with Section 228 of the Delaware General Corporation Law (“DGCL”)), setting forth the action so taken, is (a) signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and (b) delivered to the corporation in accordance with Section 228 of DGCL. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Section 2.10    Methods of Giving Notice to Stockholders.

(a)    Without limiting the manner in which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws may be given in writing directed to the stockholder’s mailing address or by electronic transmission directed to the stockholder’s electronic mail address, in each case, as it appears on the records of the Corporation.

(b)    Notice shall be given (i) if mailed, when deposited in the United States mail, (ii) if delivered by courier service, the earlier of when the notice is received or left at the stockholder’s address, or (iii) if given by electronic mail, when directed to the stockholder’s electronic mail address (unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by the DGCL to be given by electronic transmission).

(c)    A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation. A notice by electronic mail will include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files or information.

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(d)    Any notice to stockholders under any provision of the DGCL, the Certificate of Incorporation or these Bylaws provided by electronic transmission (other than any such notice given by electronic mail) may only be given in a form consented to by such stockholder, and any such notice by electronic transmission shall be deemed to be given as provided by the DGCL.

(e)    Notice may not be given by an electronic transmission (including electronic mail) from and after the time that (i) the Corporation is unable to deliver by such electronic transmission two consecutive notices and (ii) such inability becomes known to the person responsible for the giving of notice; provided, however, that the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

ARTICLE III
DIRECTORS

Section 3.1    General Powers. The business and affairs of the Corporation shall be managed and controlled by or under the direction of the Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not, by law, the Certificate of Incorporation, or these Bylaws, directed or required to be exercised or done by the stockholders.

Section 3.2    Number, Qualification, and Tenure. The Board of Directors shall consist of one (1) or more directors, with the actual number of directors determined from time to time by resolution of the Board of Directors. The directors shall be elected at the annual meeting of stockholders, except as provided in Section 3.3, and each director elected shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal. Directors need not be stockholders.

Section 3.3    Vacancies. Vacancies and newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, even if less than a quorum, and each director so chosen shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal. If there are no directors in office, then an election of directors may be held in the manner provided by law.

Section 3.4    Place of Meetings. The Board of Directors may hold meetings, both regular and special, either within or without the State of Delaware.

Section 3.5    Regular Meetings. The Board of Directors shall hold a regular meeting, to be known as the annual meeting, immediately following each annual meeting of stockholders. Other regular meetings of the Board of Directors shall be held on such date, and at such time and place, as shall from time to time be determined by the Board of Directors. No notice of regular meetings need be given.

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Section 3.6    Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, if any, or by the President, and shall be called by the Secretary on the written request of any director. Notice of any special meeting of the Board of Directors shall be deemed delivered when (i) communicated orally in person or by telephone; (ii) deposited with the United States mail or overnight delivery service addressed to such director at such director’s address as it appears on the records of the Corporation, with postage and fees thereon prepaid; or (iii) sent by facsimile, electronic mail or other means of electronic transmission. Notice of any special meeting of the Board of Directors shall be delivered to each director at least twenty-four (24) hours before the date and time of the meeting, and in the case of notice sent by United States mail, deposited with the United States mail at least three (3) days before the date and time of the special meeting. The notice of any special meeting of the Board need not state the purpose or purposes for which the meeting is called.

Section 3.7    Quorum and Voting. Except as otherwise provided by law, the Certificate of Incorporation, or these Bylaws, at all meetings of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum is not present at any meeting of the Board of Directors, the directors present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

Section 3.8    Organization. The Chairman of the Board of Directors, if any, shall act as chairman at all meetings of the Board of Directors. If a Chairman of the Board of Directors is not elected or, if elected, is not present, the President (if a member of the Board) or, in the absence of the President or if the President is not a member of the Board, a Vice-Chairman (who is also a member of the Board and, if more than one, in the order designated by the Board of Directors or, in the absence of such designation, then in the order of their election), if any, or if no such Vice-Chairman is present, a director chosen by a majority of the directors present, shall act as chairman.

Section 3.9    Committees. The Board of Directors may designate one or more committees, each such committee to consist of one or more directors. Except as otherwise provided by law or the Certificate of Incorporation, any such committee shall have and may exercise such powers as the Board of Directors may determine and specify in the resolution designating such committee. The Board of Directors also may designate one or more additional directors as alternate members of any such committee to replace any absent or disqualified member at any meeting of the committee, and at any time may change the membership of any committee or amend or rescind the resolution designating the committee. In the absence or disqualification of a member or alternate member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member, provided that the director so appointed meets any qualifications stated in the resolution designating the committee. Each committee shall keep a record of proceedings and report the same to the Board of Directors to such extent and in such form as the Board of Directors may require. Unless otherwise provided in the resolution designating a committee, a majority of all of the members of any such committee may select its chairman, fix its rules or procedure, fix the time and place of its meetings and specify what notice of meetings, if any, shall be given.

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Section 3.10    Action by Written Consent of Directors Without a Meeting. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board or the committee thereof in the same paper or electronic form as the minutes are maintained.

Section 3.11    Attendance by Telephone. Members of the Board of Directors, or of any committee designated by the Board of Directors, may participate in a meeting of the Board, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 3.12    Compensation. The Board of Directors shall have the authority to fix the compensation of directors, which may include their expenses, if any, of attendance at each meeting of the Board of Directors.

ARTICLE IV
OFFICERS

Section 4.1    Generally. The officers of the Corporation shall be chosen by the Board of Directors and shall include a President, a Treasurer, and a Secretary. The Board of Directors may also elect a Chairman of the Board from among its members. In addition, the Board may elect one or more Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, and such other officers and agents as it shall deem appropriate. Any number of offices may be held by the same person.

Section 4.2    Term of Office. The officers of the Corporation shall be elected at the annual meeting of the Board of Directors and shall hold office until their successors are elected and qualified or until their earlier death, resignation, or removal. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. Any officer may resign at any time by giving written notice to the Corporation. Any vacancy occurring in any office of the Corporation required by this ARTICLE IV shall be filled by the Board of Directors, and any vacancy in any other office may be filled by the Board of Directors.

Section 4.3    President. The President shall be the chief executive officer of the Corporation and shall in general supervise and control the business and affairs of the Corporation, subject to the direction of the Board of Directors. The President shall have the general powers and duties of management usually vested in the office of president of a corporation and shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws.

Section 4.4    Vice President. Any Vice President shall act under the direction of the President and in the absence or disability of the President shall perform the duties and exercise the powers of the President. The Vice President shall perform such other duties and have such other powers as the President or the Board of Directors may from time to time prescribe. If there is more than one Vice President, the duties and powers of the President shall descend to the Vice Presidents in the order determined by the Board of Directors (or, if there is no such determination, then in the order of their election).

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Section 4.5    Secretary. The Secretary shall keep a record of all proceedings of the stockholders of the Corporation and of the Board of Directors, and shall perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice, if any, of all meetings of the stockholders and shall perform such other duties as may be prescribed by the Board of Directors or the President. The Secretary shall have custody of the corporate seal of the Corporation, if any, and the Secretary, or in the absence of the Secretary any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed it may be attested by the signature of the Secretary or an Assistant Secretary.

Section 4.6    Assistant Secretary. The Assistant Secretary or, if there is more than one, the Assistant Secretaries in the order determined by the Board of Directors (or, if there is no such determination, then in the order of their election), shall, in the absence of the Secretary or in the event of the Secretary’s inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties as may from time to time be prescribed by the Board of Directors, the President, or the Secretary.

Section 4.7    Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings or when the Board of Directors so requires, an account of all transactions as Treasurer and of the financial condition of the Corporation. The Treasurer shall perform such other duties as may from time to time be prescribed by the Board of Directors or the President.

Section 4.8    Assistant Treasurer. The Assistant Treasurer or, if there is more than one, the Assistant Treasurers in the order determined by the Board of Directors (or, if there is no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of the Treasurer’s inability or refusal to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as may from time to time be prescribed by the Board of Directors, the President, or the Treasurer.

Section 4.9    Other Officers. Any officer who is elected or appointed from time to time by the Board of Directors and whose duties are not specified in these Bylaws shall perform such duties and have such powers as may be prescribed from time to time by the Board of Directors or the President.

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ARTICLE V
CERTIFICATES OF STOCK

Section 5.1    Form. The shares of the Corporation shall be represented by certificates; provided, however, that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares that may be evidenced by a book-entry system. Certificates of stock in the Corporation, if any, shall be signed by or in the name of the Corporation by any two authorized officers of the Corporation. Where a certificate is countersigned by a transfer agent, other than the Corporation or an employee of the Corporation, or by a registrar, the signatures of the authorized officers of the Corporation may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, the certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of its issue.

Section 5.2    Transfer. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer, it shall be the duty of the Corporation to issue a new certificate of stock or uncertificated shares in place of any certificate therefor issued by the Corporation to the person entitled thereto, cancel the old certificate, and record the transaction on its books.

Section 5.3    Replacement. In case of the loss, destruction, or theft of a certificate for stock of the Corporation, a new certificate of stock or uncertificated shares in place of any certificate therefor issued by the Corporation may be issued upon satisfactory proof of such loss, destruction, or theft and upon such terms as the Board of Directors may prescribe. The Board of Directors may in its discretion require the owner of the lost, destroyed, or stolen certificate, or his or her legal representative, to give the Corporation a bond, in such sum and in such form and with such surety or sureties as it may direct, to indemnify the Corporation against any claim that may be made against it with respect to such certificate or the issuance of such new certificate.

ARTICLE VI
INDEMNIFICATION

Section 6.1    Generally.

(a)    Third Party Actions. The Corporation shall, to the maximum extent and in the manner permitted by the DGCL as the same now exists or may hereafter be amended, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise or as a member of any committee or similar body, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

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(b)    Actions by or in the Right of the Corporation. The Corporation shall, to the maximum extent and in the manner permitted by the DGCL as the same now exists or may hereafter be amended, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, or as a member of any committee or similar body, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

(c)    Successful Defense. To the extent that any present or former director or officer has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in paragraphs (a) and (b) above, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 6.2    Determination of Conduct. Any indemnification under Section 6.1 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraphs (a) and (b) of Section 6.1. Such determination shall be made, with respect to a person who is a director or officer at the time of determination, (a) by a majority vote of the directors who are not parties to such action, suit, or proceeding, even though less than a quorum, (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders.

Section 6.3    Advancement of Expenses. Expenses (including attorneys’ fees) incurred by a present or former director or officer of the Corporation in defending any civil, criminal, administrative, or investigative action, suit, or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this ARTICLE VI. Such expenses (including attorneys’ fees) incurred by other employees and agents of the Corporation may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

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Section 6.4    Non-Exclusivity of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this ARTICLE VI shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under any law, agreement, provision of the Certificate of Incorporation, vote of stockholders or disinterested directors, or otherwise.

Section 6.5    Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under this ARTICLE VI.

Section 6.6    Certain Terms. For purposes of this ARTICLE VI:

(a)    references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee, or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, shall stand in the same position under this ARTICLE VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued;

(b)    references to “other enterprises” shall include employee benefit plans;

(c)    references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan;

(d)    references to “serving at the request of the Corporation” shall include any service as a director, officer, employee, or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and

(e)    a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a matter “not opposed to the best interests of the Corporation” as referred to in this ARTICLE VI.

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Section 6.7    Continuation of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this ARTICLE VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Section 6.8    Severability. If any part of this ARTICLE VI shall be found, in any action, suit or proceeding or appeal therefrom or in any other circumstances or as to any particular officer, director, employee or agent to be unenforceable, ineffective or invalid for any reason, the enforceability, effect and validity of the remaining parts or of such parts in other circumstances shall not be affected, except as otherwise required by applicable law.

Section 6.9    Amendments. The foregoing provisions of this ARTICLE VI shall be deemed to constitute a contract between the Corporation and each of the persons entitled to indemnification and/or advancement of expenses hereunder, for as long as such provisions remain in effect. Any amendment to the foregoing provisions of this ARTICLE VI which limits or otherwise adversely affects the scope of indemnification, advancement of expenses or other rights of any such persons hereunder shall, as to such persons, apply only to claims arising, or causes of action based on actions or events occurring, after such amendment and delivery of notice of such amendment is given to the person or persons so affected. Until notice of such amendment is given to the person or persons whose rights hereunder are adversely affected, such amendment shall have no effect on such rights of such persons hereunder. Any person entitled to indemnification and/or advancement of expenses under the foregoing provisions of this ARTICLE VI shall, as to any act or omission occurring prior to the date of receipt of such notice, be entitled to indemnification and/or advancement of expenses to the same extent as had such provisions continued as Bylaws of the Corporation without such amendment.

ARTICLE VII
GENERAL PROVISIONS

Section 7.1    Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Section 7.2    Corporate Seal. The corporate seal of the Corporation, if any, shall be in such form as may be approved from time to time by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 7.3    Waiver of Notice. Whenever any notice is required to be given under law or the provisions of the Certificate of Incorporation or these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice or a waiver by electronic transmission by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of such meeting, to the transaction of any business because such meeting is not lawfully called or convened.

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ARTICLE VIII
AMENDMENTS

These Bylaws may be altered, amended, or repealed, or new Bylaws may be adopted, by majority vote of the whole Board of Directors. The fact that the power to amend, alter, repeal, or adopt these Bylaws has been conferred upon the Board of Directors shall not divest the stockholders of the same powers.

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EXHIBIT D

CONDITIONS TO THE OFFER

Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and not validly withdrawn and, subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Shares or may terminate or amend the Offer (in accordance with, and to the extent permitted by, the Agreement), if any of the conditions set forth below shall not have been satisfied or waived (except for with respect to clause (a), which may not be waived) in writing by Parent:

(a)    immediately prior to the-then scheduled expiration of the Offer, the number of shares of Company Common Stock validly tendered and not validly withdrawn, together with any shares of Company Common Stock beneficially owned by Parent or any Subsidiary of Parent, equals at least one share more than 50% of all shares of Company Common Stock then outstanding (the “Minimum Condition”), provided that for purposes of determining whether the Minimum Condition has been satisfied, the parties shall exclude Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL);

(b)    no Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, temporary restraining order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which has the effect of prohibiting the consummation of the Offer or making the Offer or the Merger illegal, or otherwise prohibiting consummation of the Offer or the Merger, nor shall any Legal Requirement have been promulgated, enacted, issued, or deemed applicable to the Offer or the Merger by any Governmental Body which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger;

(c)    since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect;

(d)    the Company shall have complied with or performed in all material respects the obligations, covenants and agreements under the Agreement it is required to comply with or perform at or prior to the Acceptance Time;

(e)    (i) the Company Designated Representations shall be accurate in all material respects as of the expiration of the Offer as though made on and as of the expiration of the Offer (except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, (1) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded and (2) unless Parent shall have otherwise consented, any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded;

(ii) the Company Capitalization and NOL Plan Representations shall be accurate in all respects (other than de minimis inaccuracies) as of the expiration of the Offer as though made on and as of the expiration of the Offer;

(iii) each of the representations and warranties of the Company (other than the Company Designated Representations and the Company Capitalization Representations) shall be accurate in all respects as of the expiration of the Offer (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, however, that: for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (1) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (2) unless Parent shall have otherwise consented, any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded;

(f)    Parent and Purchaser shall have received a certificate of an executive officer of the Company, dated as of the scheduled Expiration Time, to the effect that the conditions set forth in clauses (d) and (e) have been satisfied;

(g)    the Agreement shall not have been validly terminated in accordance with its terms; and

(h)    there shall not be pending any Legal Proceeding in which a Governmental Body is a party: (i) challenging or seeking to restrain, prohibit, rescind or unwind the Offer or the Merger; (ii) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (iii) relating to the Offer or the Merger and that would reasonably be expected to materially and adversely affect the right or ability of Parent to own any of the material assets or materially limit the operation of the business of the Target Companies, taken as a whole; (iv) seeking to compel any of the Target Companies, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets or material business as a result of the Offer or the Merger; or (v) relating to the Offer or the Merger and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Parent or any of the Target Companies.

The foregoing conditions are not a limitation of the right of Parent and Purchaser to extend, terminate or modify the Offer pursuant to the terms and conditions of the Agreement. The foregoing conditions are for the sole benefit of Parent and Purchaser, and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to such condition. All conditions (except for the Minimum Condition) may be waived by Parent or Purchaser in their sole discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Agreement and the applicable rules and regulations of the SEC. The failure of Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

EXHIBIT E

TAX STATEMENT AND NOTIFICATION

STATEMENT AND CERTIFICATION UNDER TREASURY REGULATIONS

SECTION 1.897-2(h) and 1.1445-2(c)(3) RELATING TO STATUS OF SHARES OF

AUTOWEB, INC. AS A “UNITED STATES REAL PROPERTY INTEREST”

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. In order to confirm that UNITY AC 1, LLC, a Delaware limited liability company, and UNITY AC 2, INC., a Delaware corporation (collectively, the “Purchaser”) are not required to withhold tax from amounts paid to any shareholder upon the purchase by Purchaser of the stock of AUTOWEB, INC., a Delaware corporation (the “Company”) by way of merger, the undersigned, in its capacity as an officer of the Company hereby certifies as follows:

(a)     This Statement and Certification is being furnished by the Company pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) in respect of the Company;

(b)    The Company’s U.S. employer identification number is [●];

(c)    The Company’s office address is [●]; and

(d)    The Company is not, as of the date hereof, a United States real property holding corporation (“USRPHC”) within the meaning of Section 897(c)(2) of the Code and the Treasury Regulations promulgated thereunder and has not been a USRPHC at any time during the period described in Section 897(c)(1)(A)(ii) of the Code and the Treasury Regulations promulgated thereunder, and, as of the date hereof, the outstanding capital stock of the Company does not constitute a United States real property interest within the meaning of Section 897(c) of the Code and the Treasury Regulations promulgated thereunder.

The Company understands that this certification may be disclosed to the Internal Revenue Service by Purchaser.

This Statement and Certification is made in accordance with the requirements of Treasury Regulation Section 1.897-2(h). The Company understands that any false statement contained herein could be punished by fine, imprisonment or both.

[Signature Page Follows]

Under penalties of perjury I declare that I have examined this Statement and Certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Company.

AUTOWEB, INC.

Dated: , 2022	By:
Name:
Title:

[FIRPTA Certificate]

Notice to IRS Regarding Transfer of Domestic Corporation that is not U.S. Real Property Interest

NOTICE OF STATEMENT GIVEN TO TRANSFEREE

1.           This Statement is being provided to the Internal Revenue Service pursuant to the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(2).

2.           The following information concerns the domestic corporation submitting this Notice:

Name:              AUTOWEB, INC.

Address:          [●]

Taxpayer Identification Number: [●]

3.           The following information concerns the transferees that require the Statement attached hereto as Exhibit A in order to not withhold on the transfer pursuant to Section 1.1445-2(c):

Name:               UNITY AC 1, LLC

Address:          [XXX]

Taxpayer Identification Number: [XXXX]

Name:              UNITY AC 2, INC., a Delaware corporation

Address:          [XXX]

Taxpayer Identification Number: [XXXX]

4.           The stock of AUTOWEB, INC. is not a U.S. real property interest.

A copy of the Statement provided to UNITY AC 1, LLC and UNITY AC 2, INC. is attached as Exhibit A.

The undersigned responsible corporate officer of AUTOWEB, INC., verifies under penalties of perjury that this Notice, and all attachments, are correct to his knowledge and belief, and that he has authority to sign this Notice on behalf of AUTOWEB, INC.

AUTOWEB, INC.

Dated: , 2022	By:
Name:
Title:

EXHIBIT A

[attach executed FIRPTA certificate]

[FIRPTA Certificate]

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EXHIBIT B

SEPARATION AND RELEASE AGREEMENT

It is hereby agreed by and between you, Jared R. Rowe (for yourself, your spouse, family, agents and attorneys) (jointly, "You" or "Executive"), and AutoWeb, Inc., its predecessors, successors, affiliates, directors, employees, shareholders, fiduciaries, insurers, employees and agents (jointly, "Company"), as follows:

1.       Separation of Employment. You acknowledge that your employment with the Company ended effective August __, 2022 ("Employment Termination Date"), and that You will perform no further duties, functions or services for the Company subsequent to the Employment Termination Date. You have resigned or hereby resign from all officer and director positions You held with the Company or any of its subsidiaries effective as of the Employment Termination Date. This Separation and Release Agreement ("Separation Agreement") is entered into in connection with that certain Employment Agreement dated April 12, 2018, as amended by Amendment No. 1 dated August 26, 2019, and Amendment No. 2 dated as of July 22, 2022 ("Amendment No. 2"), as amended (the "Employment Agreement") by and between the Company and Executive.

2.       Release Consideration. In exchange for your promises and obligations in Amendment No. 2 and this Separation Agreement, including the release of claims set forth below, the Company will pay You the Compensation Amount as defined in Amendment No. 2, and will provide the payments and benefit as specified in Sections 1(c) and (d) of the Amendment No. 2, minus legally required federal, state and local payroll deductions and withholdings. Payment of any monetary amount provided for in this Section 2 will be made within the time periods required by Amendment No. 2. The mutual release provisions of this Agreement set forth in Section 7 hereof (the "Releases") shall only go into effect upon Your receipt of the First Payment contemplated by Amendment No. 2.

3.       Acknowledgement of Receipt of Amounts Due. You acknowledge and agree that except for the payments set forth in Amendment No. 2 the Company does not owe You any additional, payments, benefits or other compensation as a result of your employment with the Company or your separation from employment with the Company, including, but not limited to, wages, commissions, bonuses, vacation pay, severance pay, expenses, fees, or other compensation or payments of any kind or nature.

4.       Return of Company Property. You represent and warrant that You have returned to the Company any and all documents, software, equipment (including, but not limited to, computers and computer-related items), and all other materials or other things in your possession, custody, or control which are the property of the Company, including, but not limited to, Company identification, keys, computers, cell phones, and the like, wherever such items may have been located; as well as all copies (in whatever form thereof) of all materials relating to your employment, or obtained or created in the course of your employment with the Company. You hereby represent that, other than those materials You have returned to the Company pursuant to this Section 4 and other than Personal Documents, You have not copied or caused to be copied, and have not transferred or printed-out or caused to be transferred or printed-out, any software, computer disks, e-mails or other documents other than those documents generally available to the public, or retained any other materials originating with or belonging to the Company.

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5.       Confidentiality, Non-Solicitation/Interference, Unauthorized Disclosure, and Proprietary Rights.

(a)    Unauthorized Disclosure. You agree and understand that in Your position with the Company, You have been exposed to and received non-public information relating to the confidential affairs of the Company and its affiliates, including, without limitation, employee lists and compensation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing and expansion plans, business policies and practices of the Company and other non-public forms of information considered by the Company to be confidential and in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, technical data, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, "Confidential Information"). You agree that except as may be required for You to discharge Your duties as a former director, employee and an officer of the Company, and as a consultant to the Company pursuant to Amendment No. 2 You shall not disclose such Confidential Information, either directly or indirectly, to any Person without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with your continuing role as a consultant to the Company, unless (i) required by law or court order to disclose such information, in which case You shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as reasonably possible and use Your best efforts to consult with the Board prior to such anticipated disclosure; (ii) during the course of or in connection with any actual or potential litigation, arbitration, or other proceeding based upon or in connection with the subject matter of this Agreement or otherwise related to Your employment with the Company; (iii) as may be necessary or appropriate to conduct Your duties hereunder; (iv) such information has become public other than by reason of a breach by You of this Section 5(a); or (v) the information is generally known to persons involved in the Company's trade or business. This confidentiality covenant has no temporal, geographical or territorial restriction. You will not disclose to Company, use in connection with performance of Your consulting duties to the Company, or induce the Company to use any proprietary information or trade secrets of third parties, in each case, with knowledge and intent and in violation of any confidentiality restrictions to which You are subject, unless the Company is specifically authorized by such third parties to obtain or use such proprietary information or trade secrets.

(b)    No Other Post-Employment Restrictions. There shall be no contractual or similar restrictions on Your post-employment activities, other than as expressly set forth in this Agreement.

(c)    Permitted Communications.

(i)    An individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

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(ii)    You understand that nothing contained in this Agreement limits Your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission ("Government Agencies"). You further understands that this Agreement does not limit Your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Company. This Agreement does not limit Your right to receive an award for information provided to any Government Agencies.

(d)    Cooperation in Proceedings. Subject to reasonable notice and at reasonable times not interfering with Your subsequent employment or other business endeavors, for the first thirty-six (36) months following the Termination Date, You agree to assist and cooperate (including, but not limited to, providing information to Company and/or testifying in a proceeding) in the investigation and handling of any internal investigation, legislative matter, or actual or threatened court action, arbitration, administrative proceeding, or other claim involving any matter that arose during the period of Your employment. You shall be reimbursed for reasonable expenses actually incurred in the course of rendering such assistance and cooperation (including reasonable legal fees and travel expenses). Employee's agreement to assist and cooperate shall not affect in any way the content of information or testimony provided by Employee.

(e)    Injunctive Relief. Without limiting the remedies available to the Company, You acknowledge that a breach of any of the covenants contained in this Section 5 may result in irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order and/or preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of this Section 5.

6.       Non-disparagement. You and the Company (solely with respect to its executive officers and members of the Company's board of directors) agree that neither party nor anyone acting on their behalf or at their direction will disparage, denigrate, defame, criticize, impugn or otherwise damage or assail the reputation or integrity of the other party publicly or privately to any third party, including without limitation (i) to any current or former employee, officer, director, contractor, supplier, customer, or client; (ii) any prospective or actual purchaser of the equity interests or business partner; or (iii) to any person or entity in the automotive industry, automotive marketing, advertising or other services, or the automotive press. Nothing in this Section 6 shall preclude any party from making truthful statements that are reasonably necessary to comply with applicable law, rule, regulation, order or legal process, including public disclosure obligations under applicable federal and state securities laws, rules or regulations or applicable stock exchange rules, or to defend or enforce their respective rights under this Release. Nothing in this Agreement prevents You from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

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7.       Unconditional and General Release of Claims.

In consideration for the payment and benefits provided for in Amendment No. 2 effective upon your receipt of the payment of the First Payment, and notwithstanding the provisions of Section 1542 of the Civil Code of California, You unconditionally release and forever discharge the Company, and the Company's current, former, and future, solely in their capacity as such, controlling shareholders, subsidiaries, affiliates, related companies, predecessor companies, divisions, directors, trustees, officers, employees, agents, attorneys, successors, and assigns (and the current, former, and future controlling shareholders, directors, trustees, officers, employees, agents, and attorneys of any such subsidiaries, affiliates, related companies, predecessor companies, and divisions) (all of the foregoing released persons or entities being referred to herein as "Company Releasees"), from any and all claims, complaints, demands, actions, suits, causes of action, obligations, damages and liabilities of whatever kind or nature; whether known or unknown, based on any act, omission, event, occurrence, or nonoccurrence from the beginning of time to the date of execution of this Release, that arise out of or in any way relate to Your employment or Your separation from employment with the Company. [The Company agrees that the consideration provided by Amendment No. 2 and this Separation Agreement represents settlement in full of all outstanding obligations owed to the Company by You or Your heirs, family members, executors, agents, and assigns, solely in their capacity as such, (collectively, the "Executive Releasees"), and notwithstanding the provisions of Section 1542 of the Civil Code of California, effective upon delivery of the final installment of the ERC, Company unconditionally releases and forever discharges You and the other Executive Releasees, from any and all claims, complaints, demands, actions, suits, causes of action, obligations, damages and liabilities of whatever kind or nature, whether known or unknown, based on any act, omission, event, occurrence, or nonoccurrence from the beginning of time to the effective date of this release, that arise out of or in any way relate to Your employment or Your separation from employment with the Company.

(a)    You acknowledge and agree that the foregoing unconditional release includes, but is not limited to, (i) any claims for salary, bonuses, commissions, equity, compensation (except as specified in this Agreement), wages, penalties, premiums, severance pay, vacation pay or any benefits under the Employee Retirement Income Security Act of 1974, as amended; (ii) any claims of harassment, retaliation or discrimination; (iii) any claims based on any federal, state or governmental constitution, statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans With Disabilities Act, Section 1981 of the Civil Rights Act of 1866, the California Fair Employment and Housing Act, the California Family Rights Act, the Family and Medical Leave Act, the California Constitution, the California Labor Code, the California Industrial Welfare Commission Wage Orders, the California Government Code, the Worker Adjustment and Retraining Notification Act; (iv) whistleblower claims, claims of breach of implied or express contract, breach of promise, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, violation of public policy, wrongful or constructive discharge, or any other employment-related tort, and any claims for costs, fees, or other expenses, including attorneys' fees; (v) any claims related to the Employment Agreement, Amendment No. 1 or Amendment No. 2, except as specifically stated herein; and (vi) any other aspect of Your employment or the termination of Your employment.

(b)    For the purpose of implementing a full and complete release, each party expressly acknowledges and agree that these Releases resolve all claims either party may have against the other party or the Company Releasees or Executive Releasees as of the date of this Release, including, but limited to, claims that either party did not know or suspect to exist in such party's favor at the time of the execution of these Releases. Each party expressly waives any and all rights which such party may have under the provisions of Section 1542 of the California Civil Code or any similar state or federal statute. Section 1542 provides as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."

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(c)    Your Release will not waive Your rights to indemnification under the Company's certificate of incorporation or by-laws or, if applicable, any written agreement between the Company and the Employee, or under applicable law or any claim you have for reimbursement or indemnification under any Company insurance policy.

(d)    You hereby certify that You have not experienced a job-related illness or injury for which You have not already filed a claim.

(e)    Your Release does not waive or release rights or claims arising after Your Release becomes effective including with respect to Your rights under this Agreement.

8.       Covenant Not to Sue. A "covenant not to sue" is a promise not to sue in court. This covenant differs from a general release of claims in that, besides waiving and releasing the claims covered by Your Release, You represent and warrant that You have not filed, and agree that You will not file, or cause to be filed or maintained, any judicial complaint, lawsuit or demand for arbitration involving any claims You have released in Your Release, and You agree to withdraw any judicial complaints, lawsuits or demands for arbitration You have filed, or were filed on your behalf, prior to the effective date of Your Release. Still, You may sue to enforce Your Release. You agree if You breach this covenant, then You must pay the legal expenses incurred by any Releasee in defending against your suit, including reasonable attorneys' fees, or, at the Company's option, return everything paid to You under this Separation Agreement. In that event, the Company shall be excused from making any further payments or continuing any other benefits otherwise owed to You under paragraph 2 of this Separation Agreement. Furthermore, You give up all rights to individual damages in connection with any administrative or court proceeding with respect to your employment with or termination of employment from, the Company. You also agree that if You are awarded money damages, You will assign your right and interest to such money damages (i) in connection with an administrative charge, to the relevant administrative agency; and (ii) in connection with a lawsuit or demand for arbitration, to the Company.

9.       No Admission of Liability. The Releases do not constitute an admission that the Company or any other Releasee has violated any law, rule, regulation, contractual right or any other duty or obligation.

10.       Severability. Should any provision of the Releases be declared or be determined by any court or arbitrator to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected, and said illegal or invalid part, term, or provision shall be deemed not to be part of such Release.

11.       Governing Law. This Release is made and entered into in the State of California and shall in all respects be interpreted, enforced, and governed under the law of that state, without reference to conflict of law provisions thereof.

12.       Interpretation. The language of all parts in these Releases shall be construed as a whole, according to fair meaning, and not strictly for or against any party. The captions and headings contained in this Separation Agreement are for convenience only and shall not control the meaning, effect, or construction of this Separation Agreement.

13.       Knowing and Voluntary Agreement. You have carefully reviewed this Release and understand the terms and conditions it contains. By entering into Your Release, You are giving up potentially valuable legal rights. You specifically acknowledge that You are waiving and releasing any rights You may have under the ADEA. You acknowledge that the consideration given for this waiver and release is in addition to anything of value to which You were already entitled. You acknowledge that You are signing this Release knowingly and voluntarily and intend to be bound legally by its terms.

14.       Entire Agreement. You hereby acknowledge that no promise or inducement has been offered to You, except as expressly stated in this Separation Agreement and Amendment No. 2 and You are relying upon none. This Separation Agreement and Amendment No. 2 represent the entire agreement between You and the Company with respect to the subject matter hereof, and supersede any other written or oral understandings between the parties pertaining to the subject matter hereof and may only be amended or modified with the prior written consent of You and the Company.

15.       Arbitration. Any controversy or claim arising out or, or related to, this Release Agreement, or the breach thereof, shall be governed by the terms of the Arbitration Agreement (as defined in Amendment No. 2.

16.       Period for Review and Consideration/Revocation Rights. You understand that You have twenty-one (21) days after this Release has been delivered to You by the Company to decide whether to sign this Release, although You may sign this Release at any time within the twenty-one (21) day period. If You do sign it, You also understand that You will have an additional seven (7) days after the date You deliver this signed Release to the Company and to change your mind and revoke this Release, in which case a written notice of revocation must be delivered to the Company's Chief Legal Officer, AutoWeb, Inc., 400 North Ashley Drive, Suite 300, Tampa, FL 33602, on or before the seventh (7th) day after your delivery of this signed Release to the Company (or on the next business day if the seventh calendar day is not a business day). You understand that this Release will not become effective or enforceable until after that seven (7) day period has passed. If You revoke this Release, this Release shall not be effective or enforceable as to any rights You may have under this Release. In the event that You revoke this Release, You will not be entitled to the payments and benefits specified in Section 2.

17.       Advice of Attorney and Tax Advisor. Employee acknowledges that: (i) the Company has advised Employee to consult with an attorney and/or tax advisor of Employee's choosing (and at Employee's own cost and expense) before executing this Release, and (ii) Employee is not relying upon the Company for, and the Company has not provided, legal or tax advice to Employee in connection with this Release. It is the responsibility of Employee to seek independent tax and legal advice with regard to the tax treatment of this Release and the payments and benefits that may be made or provided under this Release and any other related matters. Employee acknowledges that Employee has had a reasonable opportunity to seek and consider advice from Employee's attorney and tax advisors.

1          Note that if required, the 21 day review period will be increased to 45 days to comport with the Age Discrimination in Employment Act.

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PLEASE READ CAREFULLY. THIS RELEASE INCLUDES A GENERAL RELEASE OF ALL CLAIMS, KNOWN AND UNKNOWN. YOU MAY NOT MAKE ANY CHANGES TO THE TERMS OF THIS RELEASE THAT ARE NOT AGREED UPON BY THE COMPANY IN WRITING. ANY CHANGES SHALL CONSTITUTE A REJECTION OF THIS RELEASE BY EMPLOYEE.

Dated: , 20
Jared R. Rowe

Dated: , 20
AUTOWEB, INC

By:

(Officer Name)
(Title)